Execution Version

Exhibit 10.17

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

AMENDED AND RESTATED

COKE PURCHASE AGREEMENT

by and between

Middletown Coke Company, Inc.

and

AK Steel Corporation

Dated September 1, 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; ACKNOWLEDGEMENT; BASIC OBLIGATIONS OF THE PARTIES		1
1.1	Definitions	1
1.2	The Plant	1
1.3	Basic Obligations of the Parties	1
1.4	Seller’s Notice and Reporting Obligations.	2
1.5	Guarantee of Seller’s Obligations	3
1.6	Transfer Restrictions	3
1.7	Holding Guaranty	3
ARTICLE II TERM		3
2.1	Term	3
ARTICLE III COKE PRICE AND PAYMENT TERMS		3
3.1	Coke Price.	3
3.2	Section 45 Credits.	8
3.3	Terms of Payment/Invoicing.	10
3.4	Reimbursement of Interconnection Costs.	12
3.5	By-Products	13
3.6	Audit Rights	13
3.7	Production Turndown Adjustment Fee	13
ARTICLE IV COAL BLENDS		13
4.1	Selection	13
4.2	Sampling and Testing	13
4.3	Unsuitability or Insufficiency of Coal Blends	13
4.4	Authority of Seller	14
ARTICLE V SCREENED COKE SAMPLING, ANALYSIS AND QUALITY		14
5.1	Coke Moisture and Screened Coke Quality.	14
5.2	Title	16
5.3	Exclusivity	16
ARTICLE VI OBLIGATIONS RELATED TO COKE SUPPLY AND DELIVERIES		17
6.1	Coke Supply during the Initial Year	17
6.2	Coke Supply and Purchase Obligation.	17
6.3	Coke Deliveries.	17
6.4	Third Party Supplied Coke	19
6.5	Purchaser Obtained Coke	20
6.6	Purchaser’s Conveyor	20
6.7	Production Turndown.	20
ARTICLE VII CHANGES IN GOVERNMENTAL REQUIREMENTS		21
7.1	Government Mandated Additional Expenditures.	21
7.2	Government Mandated Additional Capital Expenditures	22
ARTICLE VIII FORCE MAJEURE EVENT(S)		22
8.1	Seller Force Majeure Event(s).	22
8.2	Purchaser Force Majeure Event(s).	23
ARTICLE IX DISPUTE RESOLUTION		24
9.1	Attempt at Resolution	24
9.2	Interpretation and Dispute Resolution.	24

i

9.3	Consolidation	25
ARTICLE X REPRESENTATIONS AND WARRANTIES		25
10.1	Seller’s Representations and Warranties	25
10.2	Purchaser’s Representations and Warranties	26
10.3	Holding’s Representations and Warranties	26
ARTICLE XI DEFAULT AND REMEDIES		27
11.1	Purchaser’s Events of Default	27
11.2	Seller’s Events of Default	27
11.3	Pursuit of Remedies	28
11.4	Termination by Seller for Breach by Purchaser	28
11.5	Termination by Purchaser for Breach by Seller	28
11.6	Early Termination without Event of Default	28
11.7	No Release of Accrued Obligations	29
ARTICLE XII MISCELLANEOUS PROVISIONS		30
12.1	Seller’s Indemnification of Purchaser for Infringement	30
12.2	Notices	30
12.3	Limitation of Liability; Exclusive Remedies	30
12.4	Rules of Interpretation	30
12.5	Governing Law	31
12.6	Severability	31
12.7	Confidentiality	31
12.8	Entire Agreement	31
12.9	Survival	32
12.10	Captions	32
12.11	Construction of Agreement	32
12.12	Independent Contractor	32
12.13	Waivers and Remedies	32
12.14	Assignability	32
12.15	Further Assurances	33
12.16	Cooperation with Financing Efforts	33
12.17	Binding Effect	33
12.18	No Third Party Beneficiaries	33
12.19	Mutuality of Drafting	33
12.20	Counterparts Facsimile Signatures	34
12.21	No Setoff	34
12.22	Audits	34

APPENDICES:

Appendix A	Definitions

SCHEDULES:

Schedule 1.5	Guarantee of Seller’s Obligations

Schedule 1.6	Guarantee of Purchaser’s Obligations

ii

Schedule 5.1	Screened Coke Quality Standards

Schedule 6.2(a)	Coke Supply and Purchase Obligation

Schedule 7.2	Government Mandated Additional Capital Expenditures (Example)

Schedule A-1	Lost Energy Charge

iii

AMENDED AND RESTATED COKE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED COKE PURCHASE AGREEMENT dated as of September 1, 2009 (the “Effective Date”), is made by and between Middletown Coke Company, Inc., a Delaware corporation (“Seller”) and AK Steel Corporation, a Delaware Corporation (“Purchaser”). This Agreement is a companion accord to the Amended and Restated Energy Sales Agreement between Seller and Purchaser dated concurrently with this Agreement (the “Related Energy Sales Agreement”) and the Agreement Regarding Expedited Equipment Purchases between Seller and Purchaser dated as of March 4, 2008, as amended (the “Equipment Agreement”).

For good and valuable consideration, including the Related Coke Purchase Agreement and the Equipment Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; ACKNOWLEDGEMENT; BASIC OBLIGATIONS OF THE PARTIES

1.1 Definitions. The definitions of certain capitalized terms used in this Agreement are contained in the attached Appendix A.

1.2 The Plant. Pursuant to this Agreement, the Related Energy Sales Agreement and the Equipment Agreement, Seller is to construct (subject to the Contingencies) (i) a metallurgical coke making plant consisting of one hundred (100) heat recovery ovens organized in three oven batteries, (ii) an associated cogeneration plant (the “Cogeneration Plant”) that converts steam produced at such coke plant into electrical energy, and (iii) related facilities and equipment (collectively, the “Plant”), all to be located on certain real property to be acquired by Seller that is contiguous with Purchaser’s Middletown Plant (the “Property”). The Plant is to be owned and operated by Seller based upon heat recovery technology that is proprietary to Seller and its Affiliates.

1.3 Basic Obligations of the Parties. Subject to the terms, conditions and requirements of this Agreement:

(a) Delivery and Acceptance Obligations.

(i) During the Initial Operating Period, Seller shall deliver to Purchaser and Purchaser shall accept all Coke Tonnage, except for Nonconforming Coke Tonnage that is rejected by Purchaser pursuant to Section 5.1(b)(iii). Seller will also provide to Purchaser, on the first business day of each Week, a nonbinding projection of (x) the duration of the Initial Operating Period, (y) Coke production for such Week, and (z) Coke production for each subsequent Week remaining in the Initial Operating Period.

(ii) Following the Initial Operating Period and throughout the balance of the Term, Seller shall deliver to Purchaser and Purchaser shall accept all Coke Tonnage (subject to Seller’s obligations in respect of the Coke Supply Obligation), except for Nonconforming Coke Tonnage that is rejected by Purchaser pursuant to Section 5.1(b)(v).

(b) Pricing and Payment. During the Term, the purchase price payable by Purchaser to Seller in respect of Coke Tonnage is the Coke Price (except for Nonconforming Coke Tonnage that is rejected by Purchaser pursuant to Section 5.1(b)(v)), and for Nonconforming Coke Tonnage that is not rejected by Purchaser is the applicable price set forth in Section 5.1(b)(v). Such amounts shall be payable in accordance with Section 3.3.

(c) Integrated Transaction. The Parties acknowledge that (i) they are entering into this Agreement, the Related Energy Sales Agreement and the Equipment Agreement as a single integrated transaction, (ii) they would not enter into the Related Energy Sales Agreement without also entering into this Agreement, and (iii) this Agreement and the Related Energy Sales Agreement are inextricably linked technically and economically, that neither would be feasible without the other, and they constitute a single integrated transaction and agreement.

1.4 Seller’s Notice and Reporting Obligations.

(a) Schedule and Progress Reports. The Parties acknowledge that Purchaser will be required to prudently manage third party coke purchases and coke inventories in respect of the Middletown Plant pending the development of the Plant (and the date that the Plant demonstrates the commercial capability of producing Coke at its full production level). Accordingly, at least ten (10) days following the satisfaction of each of the Contingencies (but subject to such Contingencies), Seller shall deliver to Purchaser a construction schedule that details the various phases of such work, including corresponding milestone dates for major systems and equipment, and the substantial completion date prior to the commencement of the construction of physical improvements in respect of the Plant (the “Work”). Within three (3) business days following the commencement of the construction of such Work, Seller will provide Purchaser with Written notice thereof. Seller will provide Written progress reports once per month, which shall include all material schedule updates and revisions in respect of such Work, through the commencement of the Initial Operating Period. Such reports will be consistent with Seller’s internal reports in respect of the completion and status of applicable schedule milestones.

(b) Weekly Meetings. In addition to the provision by Seller to Purchaser of the reports described in Section 1.4(a), Seller and Purchaser shall schedule weekly on-site meetings whereby Seller or its designee shall informally report to Purchaser the status and progress of the Work, including (as applicable) any material revisions to the construction schedule in respect of milestone dates and the substantial completion date for such Work. Seller shall also permit Purchaser to inspect the Plant construction site for the purpose of evaluating the progress of the Work; provided, however, all such site inspections shall be subject to the supervision of Seller and its designee, and shall be conducted in a manner consistent with Seller’s safety policies and guidelines.

(c) Recovery Plans. In the event of any schedule delays in respect of construction milestones or the substantial completion date, Purchaser shall be advised of (as applicable) any recovery plans and shall be invited to attend meetings between Seller and its suppliers and contractors in respect thereof; provided, however, neither Seller, its suppliers nor its contractors shall be obligated to implement any recommendations of Purchaser in respect of any such recovery plans.

1.5 Guarantee of Seller’s Obligations. The obligations of Seller under this Agreement shall be guaranteed by SunCoke and Sun Coal & Coke Company, a Delaware corporation, pursuant to a guaranty in the form of Schedule 1.5 that Seller shall cause to be executed and delivered to Purchaser at the time of the execution and delivery of this Agreement.

1.6 Transfer Restrictions. Purchaser shall not transfer or otherwise dispose of the Middletown Plant without the prior Written consent of Seller. If Purchaser wishes to sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets (other than the Middletown Plant), whether in a single transaction or series of transactions, then it shall cause to be delivered to Seller at least forty-five (45) days prior to such sale, lease, transfer or other disposition (i) a Written notice of such sale, lease, transfer or other disposition, (ii) a guaranty executed by AK Steel Holding Corporation, a Delaware corporation (“Holding”) in the form of Schedule 1.6, and (iii) an opinion of independent legal counsel to Holding, which legal counsel shall be reasonably satisfactory to Seller and which opinion shall be in form and substance reasonably satisfactory to Seller, to the effect that such guaranty is the legal, valid and binding obligation of, and enforceable against Holding, subject to customary exceptions. The Parties acknowledge that in the event any of the foregoing obligations are breached by Purchaser or Holding, Seller shall be entitled to both interim and permanent injunctive relief in respect of such obligations, including (as applicable) injunctive relief and specific enforcement against Purchaser and Holding. Notwithstanding the foregoing, Purchaser shall not be restricted from creating or permitting to exist (and the foregoing provisions shall not apply to) any lien, security interest or other encumbrance on any of its assets.

1.7 Holding Guaranty. Following the expiration, cancellation or termination of the Indenture, Holding shall promptly (i) notify Seller of such circumstance in Writing, and (ii) execute and deliver to Seller a guaranty of Holding in favor of Seller in the form of Schedule 1.6. Such guaranty obligation shall be specifically enforceable by Seller against Holding.

ARTICLE II

TERM

2.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, subject to earlier termination in accordance with this Agreement, shall continue in effect for twenty (20) Contract Years. Upon the conclusion of such twenty (20) Contract Years, this Agreement shall automatically renew for two (2) successive five (5) year terms each unless notice of termination is given by either Party at least one (1) year prior to the end of the Term.

ARTICLE III

COKE PRICE AND PAYMENT TERMS

3.1 Coke Price.

(a) Components. Subject to Section 3.4:

(i) During the Initial Operating Period, and for the balance of the year (namely, through December 31st) during which the Initial Operating Period expires (the “Initial Year”), the Coke Price is the sum of (x) the Adjusted Fixed

Price Component, (y) the Initial O&M Component, plus (z) the Coal Cost Component; and

(ii) During each Contract Year (following such Initial Year), the Coke Price is the sum of (A) the Adjusted Fixed Price Component, (B) subject to Section 3.1(c)(vi), the Forecasted O&M Component, and (C) the Coal Cost Component.

(b) Adjusted Fixed Price Component.

(i) The Fixed Price Component is $***** per Ton of Coke.

(ii) The Parties acknowledge that Coke production depends upon the moisture content of each Coal Blend. Accordingly, the Fixed Price Component shall be adjusted (increased or decreased) based upon the Weighted Average moisture content of the Coals comprising each Coal Blend for the applicable Month. Accordingly, if the actual Weighted Average moisture content of such Coal Blend Tonnage exceeds *****%, then for each *****% increment thereof in excess of *****%, the Fixed Price Component shall be correspondingly increased by *****%. Conversely, if the actual Weighted Average moisture content of such Coal Blend Tonnage is less than *****%, then for each *****% increment thereof less than *****%, the Fixed Price Component shall be correspondingly reduced by *****%. By way of example, if the actual Weighted Average moisture content of the Coal Blend is *****%, then such adjusted Fixed Price Component (the “Adjusted Fixed Price Component”) is $***** (namely, the sum of the (i) Fixed Price Component plus the (ii) product of the Fixed Price Component multiplied by *****%). Conversely, and by way of example, if the actual Weighted Average moisture content of the Coal Blend is *****%, then such Adjusted Fixed Price Component is $***** (namely, the sum of (i) Fixed Price Component minus the (ii) product of the Fixed Price Component multiplied by *****%).

(c) Initial O&M Component, Forecasted O&M Component, Actual O&M Component and Annual True-Up.

(i) During the Initial Year, the O&M Component is $***** per ton of Coke (the “Initial O&M Component”).

(ii) Following such Initial Year, and at least sixty (60) days prior to the commencement of each Contract Year, Seller will prepare a good faith forecast (the “Forecast”) that sets forth in reasonable detail its good faith estimate of the O&M Expenses in respect of the Plant and the for the next ensuing Contract Year. For the avoidance of doubt, such O&M Expenses include operating and maintenance costs in respect of the Cogeneration Plant notwithstanding the circumstance that payments in respect of electrical energy produced by such Cogeneration Plant are made pursuant to the Related Energy Sales Agreement.

(iii) Without duplication or double-counting in respect of O&M Expenses, such Forecast shall be based upon (i) subject to any applicable confidentiality restrictions in respect of other customers of Seller’s Affiliates, typical historic operations and maintenance history at other domestic coke making facilities that utilize SunCoke’s proprietary heat recovery coke making technology as such history applies to the Plant; (ii) historic operations and maintenance history at the Plant; (iii) subject to Article VII, compliance with Governmental Requirements in respect of the Plant, including Government Mandated Additional Expenses; (iv) property taxes in respect of the Plant; (v) Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year; (vi) labor expenses in respect of the Plant; (vii) Prudent Operating and Maintenance Practices; (viii) the reasonable cost of all premiums or, as applicable, allocations, in respect of required and commercially reasonable insurance coverages for the Plant, Plant operations, and employees of Seller (provided such allocations or premiums constitute O&M Expenses), and (ix) other reasonable conditions specific to the Plant and Seller’s performance hereunder (the “Guidelines”); provided, however, but subject to Section 7.1(c), such other reasonable conditions shall not include fines or penalties in respect of violations of Governmental Requirements including Governmental Requirements pertaining to the environment, and employee health and safety. Such Forecast shall be delivered to the Purchaser for approval by it, which approval shall not be unreasonably withheld, conditioned or delayed.

(iv) Within fifteen (15) days following Seller’s delivery of each such Forecast to Purchaser, Seller and Purchaser shall confer in good faith for the purpose of reviewing and approving such Forecast. If, within thirty (30) days thereafter, the Parties do not agree upon such Forecast, then Purchaser shall promptly deliver to Seller (no later than ten (10) days following the expiration of such thirty (30) day period) Written notice of its disapproval of such Forecast that sets forth the specific grounds therefor including any alleged inconsistency thereof with the Guidelines. The Parties may thereafter submit such dispute to arbitration in accordance with Section 9.2; provided, however, pending such resolution, (i) the O&M Expenses in respect of the preceding Contract Year, as adjusted in accordance with the Index Formula (the “Presumed O&M Expenses”), shall be the basis for the O&M Expenses for the period during which such dispute is pending (except for the first Contract Year, for which the Presumed O&M Expenses in respect of such Contract Year pending that resolution shall be the Initial O&M Component as adjusted in accordance with the Index Formula), and (ii) if, following any such arbitration, it is determined that the allowable O&M Expenses are greater or less than the Presumed O&M Expenses, then Purchaser or, as applicable, Seller shall pay to the prevailing Party the product of the difference between (i) the (y) Forecasted O&M Component based upon the Presumed O&M Expenses for the applicable Contract Year or, as applicable, in respect of the Initial Year, and (z) the Forecasted O&M Component based upon the O&M Expenses approved pursuant to such arbitration, multiplied by (ii) the Coke Tonnage sold by Seller to Purchaser based upon such Presumed O&M Expenses, plus interest thereon accrued thereon at the Interest Rate. Such payment shall be, as applicable, added to or credited against the amount otherwise payable by Purchaser to Seller in accordance with the Monthly invoice immediately following any such award.

(v) The Forecasted O&M Component for each Contract Year will be determined in accordance with the following formula:

Forecasted O&M Component = [Forecast O&M Expenses (or if such Forecast is subject to a dispute, the Presumed O&M Expenses, until such time as the dispute is resolved) in respect of the Plant set forth in the approved Forecast for the applicable Contract Year ÷ Targeted Coke Production in respect of the Coal Blend(s) to be utilized during such Contract Year]

(vi) Seller shall endeavor in good faith to operate and maintain the Plant in accordance with the Forecasted O&M Component for the applicable Contract Year in accordance with Prudent Operating and Maintenance Practices. Subject to the foregoing, within thirty (30) days following the conclusion of each Contract Year, Seller will submit to Purchaser a Written report that summarizes the actual O&M Component for such Contract Year (the “Actual O&M Component”) as determined in accordance with the following formula:

Actual O&M Component = actual O&M Expenses in respect of the Plant for the applicable Contract Year ÷ actual Coke Tonnage produced at the Plant during such Contract Year (including Nonconforming Coke Tonnage rejected by Purchaser).

Where applicable, but subject to Article VII, Purchaser shall pay Seller an amount equal to *****% of the product of (i) any positive difference between the (y) Actual O&M Component for the applicable Contract Year and (z) Forecasted O&M Component as set forth in the Forecast for such Contract Year, multiplied by (ii) actual Coke production delivered to Purchaser during such Contract Year (excluding, in each case, Nonconforming Coke Tonnage rejected by Purchaser). Where applicable, but subject to Article VII, Seller shall credit Purchaser an amount equal to *****% of any (i) negative difference between the (y) Actual O&M Component the applicable Contract Year and (z) Forecasted O&M Component for such Contract Year, multiplied by (ii) actual Coke production delivered to Purchaser during such Contract Year; provided, however, in no event shall the actual Coke production amount utilized in the denominators to the foregoing formulas be less than *****% of the Targeted Coke Production for the applicable Contract Year; provided, further, that such *****% limitation shall not apply to any Month during such Contract Year when a Production Turndown is in effect. Such payment or credit shall, as applicable, be added to or deducted from the amounts otherwise payable in accordance with the invoice in respect of the Month during which such credit or payment is determined, and shall be subject to reasonable verification by Purchaser.

(d) Coal Cost Component.

(i) Coal Costs are all costs, expenses and expenditures, including Taxes, related to sampling, testing, selecting, purchasing, storing, handling of Coals, and in respect of transporting, and delivering the Coals to the Plant, but excluding overhead or administrative costs of Seller or its Affiliates in respect thereof. Unless otherwise approved by Purchaser, each Coal comprising the selected Coal Blend shall be purchased by Seller for a commercially reasonable price, and in accordance with commercially reasonable standards, terms and conditions based upon thirty (30) day payment terms. Coal Costs do not include penalties, assessments and damages recovered by Seller in respect of Coal contracts with Coal suppliers to the extent such penalties, assessments and/or damages result in Coke Price reductions as set forth in Schedule 5.1 or any successor schedule (in which case such penalties, assessments and/or damages shall be for the account of Seller); provided, however, if such penalties, assessments and/or damages exceed such Coke Price reductions, or such penalties, assessments and/or damages do not result in a Coke Price reduction, then any such excess amount(s) or such penalties, assessments and/or damages not resulting in a Coke Price reduction will be deducted from the Coal Costs.

(ii) The Coal Cost Component is (i) the actual Monthly Weighted Average Coal Costs, divided by (ii) the product of (y) the Moisture Adjusted Coal Blend Tonnage charged to the coke ovens at the Plant set forth in each applicable invoice, taking into account Coal Handling Losses, and (z) the Guaranteed Coke Yield Percentage.

(iii) The Moisture Adjusted Coal Blend Tonnage is the Weighted Average thereof for each applicable Month, and accounts for Coal Blend moisture on a fixed *****% basis to be determined in accordance with the following formula:

Moisture Adjusted Coal Blend Tonnage = actual Coal Blend Tonnage (as determined in accordance with Section 3.1(d)(v)) x [(1 – the actual moisture content of such Coal Blend Tonnage) ÷*****].

Such actual moisture shall be determined based on sampling of the actual Coal Blend Tonnage immediately prior to coking thereof, and the testing and analysis on a composite basis, all of which shall be performed in accordance with ASTM Standards.

(iv) Coal Handling Losses shall be fixed at *****%, and shall be accounted in accordance with the following formula:

Moisture Adjusted Coal Blend Tonnage for each Coke shipment x

*****

(v) Seller’s static scale shall weigh Coal Blend Tonnages immediately prior to coking. Such scale shall have an accuracy of not less than plus or minus (+/-) 0.25%, and shall be calibrated in accordance with the manufacturer’s instructions at Seller’s sole cost and expense. Absent Manifest Error, such weight determinations shall be conclusive and binding on the Parties.

(vi) The Guaranteed Coke Yield Percentage is determined in accordance with the following formula:

Blast furnace coke “dry” yield equals *****% less the sum of the percentage of dry basis volatile matter in the Coal Blend (described as the “typical” dry basis volatile matter in the Coal contracts pertaining to the Coal Blend) plus a *****% allowance for net operating losses in the coking process; provided, however, if the Weighted Average actual moisture content of such Coal Blend Tonnage exceeds *****%, then for each increment of *****% in excess of *****%, such *****% allowance shall be correspondingly increased by *****%. By way of example, if the actual Weighted Average moisture content of the Coal Blend is *****%, then the corresponding allowance for net operating losses in the coking process would be *****%.

Seller will re-determine the Guaranteed Coke Yield Percentage whenever the proportionate share of Coals within any Coal Blend is increased or decreased by *****% or more.

(e) Determination of Coke Tonnage. All Coke Tonnage shall be weighed by belt scales operated by Seller. Such scales shall have an accuracy of not less than 0.25%, and shall be maintained and calibrated in accordance with the manufacturer’s instructions, the cost of which calibration shall be an O&M Expense. Absent Manifest Error, such weight determinations shall be conclusive and binding on the Parties. All Coke Tonnage shall be adjusted to a *****% moisture content in accordance with the following formula:

Tons Sold        =        Total Tons x (1 – actual percentage moisture content)

            *****

The actual moisture percentage content of Coke shall be determined in accordance with Section 5.1.

3.2 Section 45 Credits.

(a) In General. Provided Purchaser is not in default of this Agreement, if any Coke qualifies for a credit under the Section 45 of the Internal Revenue Code of 1986, or any similar or successor provision (“Section 45 Credits”) during any year during which Coke is produced during the Term, then Seller shall provide Purchaser with a credit in respect of Coke Tonnage sold by Seller to Purchaser during such year, provided that in any Production Turndown Period the credit provided to Purchaser shall be reduced proportionately based on the Coke Purchase Shortfall.

(b) Sunoco Realized Value. Where Sunoco or its Affiliates are the sole investors in Seller, such credit shall be equal to *****% of the Sunoco Realized Value of such Section 45 Credits. Such Sunoco Realized Value is the pre-tax value realized by Sunoco in respect of such Section 45 Credits, which shall be determined by dividing the amount of such Section 45 Credits by one (1) minus the sum of (x), where (x) is the highest marginal federal income tax rate applicable to corporations, minus, in respect of section 199 of the Internal Revenue Code of 1986, (i) two (2) percentage points in respect of year 2009, or (ii) three percentage points for each subsequent year during which such Section 45 Credits may be available; provided, however, such Sunoco Realized Value shall also take into account any change in law, phase out, the ability of Sunoco to utilize the Section 45 Credits, or other circumstances relevant to such Sunoco Realized Value determination. The ability of Sunoco to utilize such Section 45 Credits shall be determined by comparing Sunoco’s current federal consolidated tax liability with and without the Section 45 Credits attributable to Coke sales to Purchaser in respect of each such year. The determination of such Sunoco Realized Value in respect of each year during which Section 45 Credits may be available shall be made on or before October 1st of the subsequent year and shall be credited on the invoice for such Month; provided, however, that if there is any change in law that repeals or reduces the amount of the section 199 deduction of the Code, or that limits the benefit or availability of such deduction, in either case with respect to income arising from the sale of Coke under this Agreement, then the amounts subtracted pursuant to subparts (i) and (ii) of this Section 3.2(b) shall be reduced to reflect such change.

(c) Other Realized Value. Where Sunoco or its Affiliates, and any third party or parties (the “Third Party Investor(s)”), are the investors in Seller, such credit shall be equal to *****% of the Other Realized Value of such Section 45 Credits. Such Other Realized Value is the product of (i) the percentage interest of Sunoco or its Affiliates and such Third Party Investor(s) in respect of the revenue derived from the sale of Coke multiplied by, as applicable, (ii) the pre-tax value realized by (y) Sunoco in respect of such Section 45 Credits (as determined in accordance with Section 3.2(b)) and (z) the Third Party Investor(s) as determined in a manner consistent with Section 3.2(b); provided, however, (i) such Other Realized Value in respect of any year shall not be less than the Sunoco Realized Value for such year had such Third Party Investor(s) not been investors in Seller; and (ii) such Other Realized Value shall also take into account any change in law, phase out, the ability of Sunoco or, as applicable, the Third Party Investor(s) to utilize the Section 45 Credits, or other circumstances relevant to such Other Realized Value determination. The determination of such Other Realized Value in respect of each year during which Section 45 Credits may be available shall be made on or before the last Month of subsequent year and shall be credited on the invoice for such Month.

(d) Increases or Reductions. If the Sunoco Realized Value or Other Realized Value of any Section 45 Credits on Coke sales to Purchaser is thereafter reduced by the carry back of a net operating loss in respect of an amended return, disallowance of all or a portion of the Section 45 Credits, or the inability of Sunoco or (as applicable) the Third Party Investor(s) to utilize the Section 45 Credits after final resolution of an IRS audit, then Purchaser shall pay to Seller, within thirty (30) days following Seller’s Written notification to Purchaser of such reduction, an amount equal to (i) *****% of the Sunoco Realized Value and (as applicable) the Other Realized Value that would otherwise would have been realized but for such reduction plus *****% of any fines and/or penalties arising from such disallowance, plus (ii) interest thereon, computed from the date of filing of the consolidated income tax return of Sunoco or, as applicable, Third Party Investor(s) through the date on which such amount is paid by Purchaser to Seller. Such interest shall be equal to the additional interest owed by Sunoco or (as applicable) Third Party Investor(s), or the reduction in interest due to Sunoco or (as applicable) Third Party Investor(s) if Sunoco or (as applicable) Third Party Investor(s) is in an overpayment position, determined by computing Sunoco’s or (as applicable) Third Party Investor(s)’ federal income tax liability for the year with and without *****% of the disallowed or reduced Section 45 credits. If the Sunoco Realized Value and (as applicable) the Other Realized Value of any Section 45 Credits from Coke sales to Purchaser is thereafter increased as a result of the ability of Sunoco or (as applicable) Third Party Investor(s) to utilize the carryover of any unused Section 45 Credits in later taxable years, or the ability of Sunoco or (as applicable) Third Party Investor(s) to utilize additional Section 45 Credits after final resolution of an IRS audit, then Seller will credit Purchaser with an amount equal to (i) *****% of the Sunoco Realized Value and (as applicable) the Other Realized Value in respect of such increase, plus (ii) interest thereon at the overpayment rate of section 6621 of the Code or the successor provision, computed from the date of filing of the consolidated income tax return of Sunoco or (as applicable) Third Party Investor(s) for the year in which the credit is utilized through the date on which such amount is credited by Seller to Purchaser. Any such credit shall be applied to the invoice for such Month during which such Section 45 Credits are utilized.

(e) Schedules. Seller shall prepare schedule(s) showing the calculation of the Section 45 Credits with respect to Coke sold to Purchaser during a year, not later than thirty (30) days before Seller files its federal income tax return for such year.

(f) Recomputation. If Seller, and if applicable, any Third Party Investor(s), is claiming more Section 45 Credits than the amount that Purchaser determines to be appropriate, then for purposes of this Section 3.2, Purchaser may elect to have the Sunoco Realized Value, and if applicable, the Other Realized Value, determined based on such lower amount of Section 45 Credits (such lower amount referred to as the “Recomputed Section 45 Credit Amount”). If there is a later reduction in any Section 45 Credits claimed by Seller or any Third Party Investor, then Purchaser’s liability under Section 3.3(d) shall be determined only with respect to such reduction below the Recomputed Section 45 Credit Amount. Seller has no obligation to Purchaser under this Section 3.2 to the extent the amount of Section 45 Credits actually allowed exceed the Recomputed Section 45 Credit Amount.

(g) Acknowledgement. The Parties acknowledge that the Coke batteries located within the Plant must be placed in service on or before December 31, 2009 (the “Section 45 Qualification Deadline”) in order to qualify for Section 45 Credits and that there is no guaranty that such Section 45 Qualification Deadline will be achieved by Seller. Accordingly, Seller owes no duty or obligation to Purchaser in respect of completing the construction of the Plant or its batteries within such Section 45 Qualification Deadline, and shall have no liability to Purchaser whatsoever under this Agreement or otherwise if Coke does not qualify for Section 45 Credits as a consequence thereof, even if arising out of the fault or misconduct of Seller.

3.3 Terms of Payment/Invoicing.

(a) Provisional Monthly Invoices. During the Initial Year and each Contract Year, on or after the tenth (10th) day before the end of each Month transpiring for the balance of the Term and any renewal thereof, Seller will submit to Purchaser a Written invoice in respect of each such Month. The invoiced amount for such Month shall be the sum of (i) the product of the applicable Coke Price multiplied by Seller’s good faith estimate of the Coke Tonnage to be delivered to Purchaser during such Month (the “Estimated Coke Tonnage”), plus, (ii) Taxes thereon, plus or minus, as applicable, (iii) the applicable adjustments set forth in Section 3.3(c).

(b) Final Monthly Invoices. Revisions (in the form of, as applicable, credits or debits) to each provisional invoice will be made on a special Monthly final invoice delivered by Seller to Purchaser to reflect any debit or credit, as the case may be, in respect of the negative or positive difference between the product of the applicable Coke Price multiplied by the Estimated Coke Tonnage for such Month and the product of the applicable Coke Price multiplied by the actual Coke Tonnage delivered to Purchaser during such Month, including any applicable adjustments for Taxes. Each such invoice will be submitted to Purchaser within fifteen (15) days following the end of each applicable Month.

(c) Invoice Adjustments.

(i) During the Initial Year and each Contract Year, amounts payable by Purchaser to Seller pursuant to Section 3.3(b) shall be subject to the following Monthly adjustments (as applicable):

(A) Section 45 Credits as set forth in Section 3.2 (including any reductions or increases thereto as set forth in Section 3.2(d));

(B) Amounts payable pursuant to Article VII;

(C) Adjustment(s) to the Coke Price as set forth in Section 5.1(b)(ii) and Schedule 5.1;

(D) The Coke Price Discount in respect of any Nonconforming Coke Tonnage accepted or commingled by Purchaser as set forth in Section 5.1(b)(v);

(E) Direct costs that are creditable by Purchaser to Seller or, as applicable, reimbursable by Purchaser to Seller pursuant to Section 6.3;

(F) The Production Turndown Adjustment Fee; and

(G) The Railroad Deficit Charge.

(ii) During each Contract Year, amounts payable by Purchaser to Seller pursuant to Section 3.3(b) shall be subject to the following adjustments (as applicable), in addition to the adjustments set forth in clause (i) of this Section 3.3(c):

(A) Any credit or payment, as the case may be, as determined in accordance with Section 3.1(c)(iv); and

(B) Any credit or payment, as the case may be, in respect of any positive or negative difference between the Actual O&M Component and the Forecasted O&M Component, as determined in accordance with Section 3.1(c)(vi).

(d) Payment. Subject to Section 3.3(e), provisionally and Monthly invoiced amounts as set forth herein shall be due and payable in immediately available funds by wire transfer to accounts identified by Seller or its designee on or within ten (10) days after each applicable invoice is delivered by Seller or its designee to Purchaser (the “Due Date”), and such payments shall not be subject to any right of set off or other condition. Overdue amounts shall accrue interest at the Interest Rate from the applicable Due Date. Commencing the first Contract Year, the Due Date shall be set annually based on the payment terms set forth in Seller’s Coal purchase contracts based upon the weighted average, in Tons, of the Coal to be delivered under such Coal purchase contracts, provided that the Due Date will be the greater of (i) ten (10) days, or (ii) twenty (20) fewer days than the weighted average of the due dates for payment as set forth in such Coal purchase contracts, in each case after the applicable invoice is delivered by Seller or its designee to Purchaser.

(e) Manifest Error Exception. If, based upon Manifest Error, Purchaser reasonably believes that any invoice incorporates overcharged amounts in respect of amounts properly payable under this Agreement, then it shall notify Seller in Writing of such overcharge, including the amount and the basis of its belief, prior to the Due Date. Subject to the foregoing, undisputed amounts shall be paid as set forth in Section 3.3(d), and the Parties shall attempt, in good faith, to agree upon the disputed amounts within fifteen (15) days after such Written notice is delivered by Purchaser. If the Parties cannot resolve any such dispute within such fifteen (15) day period, then either Party may invoke the provisions of Section 9.2. Disputed amounts confirmed to be actually due by Purchaser shall be payable within five (5) Business Days, and shall accrue interest at the Interest Rate from the applicable Due Date. If it is determined in accordance with Section 9.2 that Purchaser has overpaid Seller under this Agreement, then Seller shall promptly reimburse Purchaser for the full amount of such overpayment, with interest in respect of such overpayment accruing at the Interest Rate from the date of such overpayment by Purchaser through the date of reimbursement by Seller.

3.4 Reimbursement of Interconnection Costs.

(a) Interconnection Charges. Purchaser and Seller acknowledge that, as of the Effective Date, costs, fees and expenses in respect of developing and constructing improvements in respect of (i) connecting the Cogeneration Plant to the local electrical energy grid, and (ii) completing transmission and distribution system upgrades required to accommodate new capacity in respect of electrical energy production from the Cogeneration Plant (collectively, “Interconnection Costs”) have not been determined. Accordingly, the Parties acknowledge that such Interconnection Costs have not been incorporated into the Fixed Price Component.

(b) Reimbursement by Purchaser. Seller will pay the Interconnection Costs in a timely manner, and will invoice Purchaser for such Interconnection Costs on a Monthly basis as such Interconnection Costs are incurred. Each such invoice will include reasonable support for the Interconnection Costs incurred during each invoice period, and will be payable within fifteen (15) days following the delivery thereof by Seller to Purchaser. Overdue payments shall bear interest at the Interest Rate.

3.5 By-Products. Seller shall retain all By-Products for its own account. Seller shall retain all proceeds from the sale or other disposition of By-Products.

3.6 Audit Rights. Purchaser or its designee shall have the right, during normal working hours of Seller, to review and inspect such books and records of Seller and, as applicable, SunCoke as Purchaser deems reasonably necessary to verify any amounts payable by Purchaser under this Agreement. Purchaser shall provide Seller with at least two (2) Business Days Written notice prior to its commencement of any such review and inspection. Such review and inspection shall take place at the place in which such books and records are customarily maintained.

3.7 Production Turndown Adjustment Fee. In the event Purchaser requests a Production Turndown, in addition to the amounts payable by Purchaser pursuant to Section 3.1(a)(iii), Purchaser shall pay Seller an amount equal to the sum of (a) the product of (x) $*****, multiplied by (y) the Monthly Coke Purchase Shortfall, and (b) the Lost Energy Charge (the “Production Turndown Adjustment Fee”).

ARTICLE IV

COAL BLENDS

4.1 Selection. The Coal Committee shall select, by majority vote, Coal Blends that conform to the Coal Blend Standards, and may make recommendations to Seller regarding the acquisition of Coals in respect of this Agreement and related testing, blending, handling and delivery procedures. Purchaser and Seller shall each be entitled to exercise one vote in respect of Coal Committee matters. Meetings of the Coal Committee shall be scheduled at intervals and at locations to be mutually agreed upon by the Parties. In the event of a tie, Purchaser shall have the final and deciding vote; provided, however, Purchaser shall not utilize such final and deciding vote to select a Coal Blend that does not conform to the Coal Blend Standards.

4.2 Sampling and Testing. A qualified independent laboratory, reasonably acceptable to both Parties, shall perform sampling, proximate analysis (including moisture analysis), total sulfur analysis, oxidation analysis, plastic behavior analysis, and petrography of each Coal shipment. Such sampling, analysis and petrography shall be performed in accordance with ASTM Standards. The results of such analysis and petrography shall be promptly provided to each member of the Coal Committee in Writing, and shall be used for determining compliance with the Coal Blend Standards in respect of each Coal Blend.

4.3 Unsuitability or Insufficiency of Coal Blends. If any Coal Blend does not in practice conform to the Coal Blend Standards or if sufficient quantities thereof become unavailable, then Seller shall promptly inform Purchaser in Writing of such (applicable)

nonconformity or unavailability. If, pending selection of any new Coal Blend, the use by Seller of the Coal Blend originally selected by for use at the Plant adversely affects the Plant or Seller’s ability to comply with its obligations under this Agreement then, pending the selection of a new Coal Blend, Seller shall have the authority to utilize another Coal Blend that incorporates the Coals available at the Plant or Coals that are otherwise reasonably available to Seller and which, in Seller’s reasonable judgment, meet or reasonably approximate the Coal Blend Standards. If such a Coal Blend is not available to Seller, then the Screened Coke Quality Standards and the Coke Supply and Purchase Obligation shall be, as appropriate, adjusted at the reasonable discretion of Seller; provided, however, Seller shall provide Purchaser with Written notice of such circumstance, and the basis for any corresponding adjustment to, as applicable, the Screened Coke Quality Standards and/or the Coke Supply and Purchase Obligation.

4.4 Authority of Seller. Subject to Seller’s obligations in respect of Sections 4.1, 4.2 and 4.3, Seller shall retain the responsibility and authority for daily operating matters involving the Coal Blends and compliance with the Screened Coke Quality Standards, without any requirement to consult with or obtain the approval of Purchaser.

ARTICLE V

SCREENED COKE SAMPLING, ANALYSIS AND QUALITY

5.1 Coke Moisture and Screened Coke Quality.

(a) Coke and Screened Coke Sampling and Analysis. Coke and Screened Coke will each be sampled by automatic swing arm cross cut samplers located within the Plant that will collect composite Coke and Screened Coke samples at least once each ***** hour production turn in accordance with ASTM standards. Such samples will be analyzed by an independent laboratory selected by Seller and approved by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) in accordance with ASTM Standards, or such other standards agreed upon by the Parties in Writing. Purchaser shall be provided with a referee split of all samples. Such independent laboratory shall retain such samples for not less than thirty (30) days. The sulfur, ash, volatile matter, and stability content of Screened Coke will be tested and analyzed on a daily basis for the purposes of determining whether (i) Coke is subject to being rejected as Nonconforming Coke, and (ii) any Coke Price adjustments pursuant to the “Threshold” limits set forth in Schedule 5.1, based in each case upon an arithmetical average of such shift samples. Total moisture shall be determined on a Weekly basis based upon a composite of such Screened Coke shift samples. A designated representative of Purchaser will be entitled to be present during such sampling, preparation and analysis upon reasonable verbal notice of its intention to be present during such sampling, preparation and analysis, and Purchaser may audit such sampling and analysis procedures for the purpose of determining whether such procedures conform to ASTM Standards. Seller will report the results thereof to Purchaser as soon as those results are available. Absent Manifest Error, those results shall be conclusive and binding on the Parties for the purposes of determining conformity with the Screened Coke Quality Standards and any adjustments to the Coke Price as set forth in Section 5.1(b) and Schedule 5.1.

(b) Screened Coke Quality Standards.

(i) Subject to the availability of Coals that conform to the Coal Blend Standards, Screened Coke shall conform to the Screened Coke Quality Standards set forth in the Schedule 5.1 and Seller will implement commercially reasonable measures to achieve conformity with the “mean” Screened Coke Quality Standards set forth in Schedule 5.1.

(ii) Subject to the availability of Coals that conform to the Coal Blend Standards and Section 5.1(c), if Screened Coke or Third Party Supplied Coke Tonnage does not conform to the “threshold” limits provided for in the Screened Coke Quality Standards set forth in Schedule 5.1, then the Coke Price in respect of such Coke Tonnage will be adjusted as set forth in Schedule 5.1 as respects each such nonconformity. In addition, Seller will implement prompt corrective measures to correct any such nonconformity in respect of further Screened Coke shipments and will promptly inform Purchaser in Writing of such corrective measures.

(iii) Subject to the availability of Coals that conform to the Coal Blend Standards, if not less than ***** hours prior to pushing, Seller has reason to believe that the Plant will produce Screened Coke that exceeds or, as applicable, is less than the “reject” limits set forth in Schedule 5.1 (“Nonconforming Coke”), then Seller shall notify Purchaser’s designee at the Middletown Plant in Writing thereof. Such notice will include the basis for Seller’s determination, its reasonable estimate of the quality of such Nonconforming Coke (particularly with respect to the “reject” standards set forth in Schedule 5.1), and the estimated delivery time of such Nonconforming Coke. Following such notification but prior to the delivery of such (presumptive) Nonconforming Coke, Purchaser may reject such (presumptive) Nonconforming Coke; provided, however, Seller may subsequently blend such (presumptive) Nonconforming Coke into other Coke such that such blended Coke does not exceed or, as applicable, is not less than the “reject” limits set forth in the Screened Coke Quality Standards. Purchaser may rely on Seller’s notice as accurate and shall be deemed to have properly rejected such (presumptive) Nonconforming Coke regardless of whether or not it is determined to meet the Screened Coke Quality Standards.

(iv) If such (presumptive) Nonconforming Coke is later determined to meet the Screened Coke Quality Standards based upon sampling, preparation, testing and analysis set forth in Section 5.1(a), then Purchaser shall have no liability for having rejected such (presumptive) Nonconforming Coke and Seller may thereafter deliver such Coke to Purchaser.

(v) If Screened Coke is delivered to Purchaser and is subsequently determined to be Nonconforming Coke based upon sampling, preparation, testing and analysis set forth in Section 5.1(a), and such Nonconforming Coke is consumed or commingled with any other screened coke acquired by Purchaser, then Seller shall be credited an amount equal to (i) the product of the (y) Coke Price multiplied by (z) the product of the Coke Tonnage from which such Nonconforming Coke Tonnage is derived (as adjusted for quality pursuant to the

Schedule 5.1), minus (ii) $***** per Ton in respect of such Nonconforming Coke Tonnage (the “Coke Price Discount”). Payment for such Nonconforming Coke shall be made in accordance with Section 3.3. However, where Nonconforming Coke is not consumed or is not commingled with other screened coke acquired by Purchaser, Purchaser may either (y) reject such Nonconforming Coke by means of prompt Written notification thereof delivered by Purchaser to Seller (provided such Written notice is delivered within three (3) Business Days following Seller’s notification to Purchaser of such Nonconforming Coke Tonnage), or (z) purchase such Nonconforming Coke Tonnage for the Coke Price less the Coke Price Discount. Upon rejection of such Nonconforming Coke, title to such Nonconforming Coke shall revert to Seller and Seller shall accept all risk of loss, damage, or destruction therefore.

(vi) As applicable, Seller shall be required to remove from Purchaser’s facilities any Nonconforming Coke that is properly rejected by Purchaser. Seller will be responsible for all removal costs. Purchaser may require Seller to make up the corresponding shortfall pursuant to a reasonable shipment schedule to be specified by Purchaser. In addition, Seller shall implement appropriate corrective measures prior to further Screened Coke deliveries, and shall promptly notify Purchaser in Writing of such corrective measures.

(c) Changes to Screened Coke Quality Standards. In conjunction with the annual review of the Coal Blends by the Coal Committee, or as reasonably required based on prevailing market conditions in respect of Coal availability and price, Purchaser may request reasonable revisions to the Screened Coke Quality Standards. Promptly after receipt of Purchaser’s request, Seller will enter into good faith discussions with Purchaser regarding such changes; provided, however, Seller will not be required to make any adjustment that would have a detrimental effect on (i) Coal Blend Standards; (ii) Seller’s economic returns (including the operating or capital costs associated with the Plant, the “threshold” or “reject” Screened Coke Quality Standards), and/or (iii) contracts between Seller and third parties including Coal purchase contracts. Any increase or decrease in costs and charges associated with any such change shall be for the account of Purchaser. If the Parties are unable to reach agreement as respects any such proposed revisions, then such dispute shall be subject to the dispute resolution procedures set forth in Article IX.

5.2 Title. Seller warrants that at the time of delivery of Coke or Third Party Supplied Coke to Purchaser it shall have good title and full right and authority to transfer such Coke or Third Party Supplied Coke to Purchaser, and that the title conveyed shall be good and its transfer shall be rightful and that such Coke or Third Party Supplied Coke shall be delivered free from any security interest or other lien or encumbrance.

5.3 Exclusivity. THE WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, IMPLIED IN FACT OR IN LAW, AND WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE VI

OBLIGATIONS RELATED TO COKE SUPPLY AND DELIVERIES

6.1 Coke Supply during the Initial Year. During the Initial Operating Period, Seller shall sell, and Purchaser shall purchase, all Coke from the Plant as such Coke is produced and delivered to the delivery points described in Section 6.3, subject to Purchaser’s rejection rights in respect of Nonconforming Coke; provided, however, but subject to (i) Purchaser’s compliance with its performance obligations under this Agreement in respect of compliance with the Coal Blend Standards, blending of coals in accordance with Section 4.3, and (ii) the availability of Coals that comply with the Coal Blend Standards (collectively, the “Requirements”), following the conclusion of the Initial Operating Period and for the balance of the Initial Year thereafter, the Coke Supply and Purchase Obligation is a fraction of such Tonnage of Coke, the numerator of which is the number of days transpiring during each such period and the denominator of which is 365.

6.2 Coke Supply and Purchase Obligation.

(a) Seller’s Supply Obligation. Subject to the Requirements and Section 6.7, for each Contract Year Seller’s obligation (“Coke Supply Obligation”) in respect of the Coke Supply and Purchase Obligation is:

(i) as respects the Base Case Coal Blend, not less than 95% of five hundred seventy-eight thousand eight hundred twenty-five (578,825) Tons of Coke or, as applicable, Third Party Supplied Coke;

(ii) as respects each Coal Blend that contains a volatile matter content percentage which varies from the Base Case Coal Blend, not less than 95% of the Coke and Third Party Supplied Coke Tonnage provided for in the corresponding volatile matter content percentage set forth in the attached and incorporated Schedule 6.2(a).

(b) Purchaser’s Purchasing Obligation. Subject to Section 6.7 and Purchaser’s rejection rights in respect of Nonconforming Coke, Purchaser’s obligation in respect of the Coke Supply and Purchase Obligation is to purchase all (i) Screened Coke conforming to the Screened Coke Quality Standards produced by Seller and delivered by Seller to, as applicable, the Screened Coke Conveyor Delivery Point, the Screened Coke Rail Delivery Point or the Screened Coke Truck Delivery Point, and (ii) all Breeze produced by Seller and made available by Seller at the Breeze Delivery Point.

(c) Ratability of Coke Production. In accordance with Prudent Operating and Maintenance Practices, but subject to the Requirements and Seller Force Majeure Event(s), following the Initial Operating Period Screened Coke deliveries pursuant to Section 6.3 shall be made on a commercially reasonable ratable basis at intervals such that (subject to Seller’s Coke Supply Obligation) for any consecutive four (4) Week period, on a rolling basis, Seller shall deliver not less than *****% of the Targeted Coke Production (the “Minimum Ratability Standard”).

6.3 Coke Deliveries.

(a) Screened Coke Delivery Points. All Screened Coke deliveries by Seller to Purchaser shall be made by conveyor to the Screened Coke Conveyor Delivery Point or, when Purchaser’s conveyor is out of service, to either (i) the Screened Coke Rail Delivery Point or (ii) the Screened Coke Truck Delivery Point as directed by Purchaser. In the case of such deliveries to the Screened Coke Rail Delivery Point or, as applicable, the Screened Coke Truck Delivery Point caused by Purchaser’s conveyor (“Purchaser’s Conveyor”) being out of service, (y) Purchaser shall supply all transportation (as applicable, railcars or trucks) reasonably required to deliver such Screened Coke from the Screened Coke Rail Delivery Point or, as applicable, the Screened Coke Truck Delivery Point to the Middletown Plant, and (z) the Parties shall reasonably cooperate in scheduling such rail and truck deliveries.

(b) Seller’s Rights When Purchaser Wrongfully Refuses Delivery of Coke. If Purchaser refuses or, except as set forth in Section 8.2, below, is unable to accept any delivery of Screened Coke Tonnage, and such refusal or failure is a breach of Purchaser’s obligations under this Agreement, then without in any way limiting Seller’s remedies in respect this Agreement, (i) Purchaser shall pay Seller an amount equal to the product of the Coke Price in respect of such Screened Coke Tonnage; (ii) Purchaser will reimburse Seller for Seller’s actual handling costs associated therewith, including reasonable storage and re-screening costs, incurred by Seller in connection with the stockpiling of such Screened Coke Tonnage; and (iii) the moisture content of such Screened Coke Tonnage, or any blending of such Screened Coke Tonnage with other Screened Coke Tonnage performed at Purchaser’s request, shall not be required to conform to the moisture specification set forth in the Screened Coke Quality Standards; provided, however, (y) Seller shall not be obligated to store more than one thousand five hundred (1500) Tons of Screened Coke at the Plant on behalf of the Purchaser at any point during the Term or any renewal thereof, and (z) in the event such storage capacity is exceeded, and such exceedance results from Purchaser’s refusal or inability to accept any delivery of Screened Coke Tonnage (including, as applicable, Purchaser’s refusal or inability to remove Screened Coke Tonnage from the Screened Coke Truck Delivery Point), then Seller shall be entitled to reduce its stockpile of Screened Coke Tonnage by delivering the same by truck to the Middletown Plant (to a delivery point therein to be reasonably designated by Purchaser), and Seller’s reasonable direct costs in respect thereof shall be reimbursed by Purchaser to Seller on a Monthly basis in accordance with Section 3.3. Where Seller is entitled to such reimbursement from Purchaser, it shall promptly notify Purchaser in Writing of the amount and basis for determining Seller’s direct costs, which Written notice will include reasonable support for such direct costs; provided, however, if Purchaser fails to pay for such Screened Coke Tonnage, then Seller may resell the same upon Written notification by Seller to Purchaser of its intention to do so. Where such resale is made in good faith and in a commercially reasonable manner, Seller shall recover the positive difference (if any) between (i) the sum of (v) the product of the applicable (A) Coke Price multiplied by (B) such Screened Coke Tonnage, plus (w) reasonable storage and re-screening costs and degradation and handling losses in respect thereof, plus (x) any Incidental Damages in respect thereof, on the one hand, and (ii) the sum of the (y) resale proceeds in respect of such Coke Tonnage, plus (z) expenses saved (if any) as a consequence of Purchaser’s breach.

(c) Breeze Storage and Deliveries. The Parties acknowledge that (i) the Plant will incorporate storage capacity in respect of Breeze Tonnage of ***** Tons, (ii) Breeze will be delivered to Purchaser at the Breeze Delivery Point, (iii) Seller and Purchaser will reasonably cooperate in scheduling Breeze deliveries, and (iv) Purchaser will provide and make available a sufficient number of trucks to load and transport Breeze Tonnage such that Seller’s stockpile of Breeze does not exceed such storage capacity. In the event such storage capacity is exceeded, and such exceedance results from Purchaser’s refusal or inability to remove Screened Coke Tonnage from the Breeze Delivery Point, then Seller shall be entitled to reduce its stockpile of Breeze Tonnage, and Seller’s reasonable direct costs in respect thereof shall be reimbursed by Purchaser to Seller on a Monthly basis (as a credit) in accordance with Section 3.3. Where Seller is entitled to such reimbursement from Purchaser, it shall promptly notify Purchaser in Writing of the amount and basis for determining Seller’s direct costs, which Written notice will include reasonable support for such direct costs.

(d) Risk of Loss. Title and all risk of loss, damage or destruction in respect of (i) Screened Coke Tonnage will pass to and be assumed by Purchaser upon its delivery to the Screened Coke Conveyor Delivery Point or, as applicable, the Screened Coke Rail Delivery Point or the Screened Coke Truck Delivery Point, and (ii) Breeze will pass to and be assumed by Purchaser upon its loading into trucks supplied by Purchaser at the Breeze Delivery Point; provided, however, title and risk of loss of Nonconforming Coke shall not pass to Purchaser if it is rejected by Purchaser.

6.4 Third Party Supplied Coke. If, at any point during any Contract Year, Seller has reason to believe that it will be unable to produce and deliver sufficient Coke to meet the minimum range set forth in Section 6.2(a) of the Coke Supply and Purchase Obligation or the Minimum Ratability Standard, then Seller shall promptly provide Written notice of the same to Purchaser and Seller shall exercise commercially reasonable efforts to obtain Third Party Supplied Coke in respect of the product of either such shortfall (measured in Tons) multiplied by ***** (each, as applicable, a “Coke Production Shortfall”). Furthermore, if Purchaser has a reasonable basis to conclude that Seller will be unable to deliver sufficient Coke meet such minimum range of the Coke Supply and Purchase Obligation or the Minimum Ratability Standard, then Purchaser shall provide Written notice thereof to Seller (including the basis of such conclusion), and following Seller’s receipt of such Written notice Seller shall, within a reasonable time under the circumstances, provide Purchaser with Written reasonable assurances that it will comply with the minimum range of the Coke Supply and Purchase Obligation or, as applicable, the Minimum Ratability Standard (collectively, “Seller’s Reasonable Assurance Obligations”). If Seller does not comply with Seller’s Reasonable Assurance Obligations then, subject to Section 6.5, it shall exercise commercially reasonable efforts to obtain Third Party Supplied Coke in respect of such Coke Production Shortfall. The quality of such Third Party Supplied Coke shall not exceed or, as applicable, be less than the “reject” limits set forth in Schedule 5.1. The price Purchaser shall pay for such Third Party Supplied Coke shall be the lesser of (i) the price of such Third Party Supplied Coke (as adjusted in accordance with Schedule 5.1) delivered to the Middletown Plant, or (ii) the current Coke Price (as adjusted in accordance with Schedule 5.1). Seller shall arrange for the shipment and delivery of Third Party Supplied Coke and shall exercise reasonable, good faith efforts to arrange for such deliveries in accordance with Purchaser’s requested delivery schedule. Promptly following the delivery to the Middletown Plant of any Third Party Supplied Coke shipment, Seller shall deliver by facsimile transfer or electronic mail, or by such other method agreed upon by the Parties in Writing, an invoice for each such shipment to the Purchaser. Payment by Purchaser to Seller for such Third Party Supplied Coke in respect of the Month during which it is supplied to Purchaser shall be made within ten (10) days following Seller’s delivery of such invoice to Purchaser; provided, however, and except as respects the occurrence of Seller Force Majeure Event(s), if Seller reasonably determines that the Coke production capacity of the Plant is or will be less than *****% of Targeted Coke Production, and Seller is unable to establish or restore such production capacity notwithstanding its good faith and commercially reasonable efforts to do so, then Seller’s obligation to cover such Coke Production Shortfall (either in respect of Third Party Supplied Coke or Purchaser Obtained Coke) shall not exceed twelve (12) months in duration (the “Production Capacity Liability Limitation”).

6.5 Purchaser Obtained Coke. In the event Seller (i) fails to comply with its obligations in respect of Section 6.4 (including Seller’s Reasonable Assurances Obligations and its obligation to obtain Third Party Supplied Coke sufficient to satisfy the Minimum Ratability Standard), or (ii) notifies Purchaser that it has reason to believe that it will be unable to cover any applicable Coke Production Shortfall with Third Party Supplied Coke, then Purchaser may make commercially reasonable arrangements to acquire Purchaser Obtained Coke sufficient to cover such Coke Production Shortfall, and Purchaser shall so notify Seller in Writing of such arrangements. Subject to the Production Capacity Liability Limitation, if the commercially reasonable price of Purchaser Obtained Coke Tonnage plus the actual, direct costs incurred by Purchaser to deliver such Purchaser Obtained Coke Tonnage to the Middletown Plant is greater than the sum of (i) the product of (y) the current Coke Price for Coke (as adjusted in accordance with Schedule 5.1) divided by ***** multiplied (z) by such Coke Tonnage, and (ii) the applicable Purchaser freight cost, then Seller shall reimburse Purchaser for the amount of such excess. In the event Purchaser secures Purchaser Obtained Coke, then it shall use commercially reasonable efforts to limit its use of Purchaser Obtained Coke to the time period for which Purchaser reasonably believes, based on facts and circumstances disclosed in Writing to Purchaser by Seller, that a Coke Production Shortfall will not be covered by Coke or Third Party Supplied Coke Tonnage.

6.6 Purchaser’s Conveyor. In the event Purchaser’s Conveyor is not operating as of the commencement of Coke production at the Plant such that Purchaser’s conveyor can accept all Coke deliveries, then (pending the successful completion and testing of Purchaser’s Conveyor) all Screened Coke deliveries shall be to the Screened Coke Rail Delivery Point or Screened Coke Truck Delivery Point, and such deliveries shall be subject to the terms, conditions and requirements in respect thereof set forth in Section 6.3.

6.7 Production Turndown.

(a) To assist Purchaser in its preservation of working capital during periods when it experiences a significant reduction in the demand for steel, AK will have the right, exercisable on or after one (1) year from the commencement of Coke sales, to nominate a Production Turndown, provided that the Production Turndown Conditions are satisfied.

(b) Purchaser must provide Seller at least forty-five (45) days (but not more than sixty (60) days) prior Written notice (the “Production Turndown Notice”) of its desire to nominate a Production Turndown. The Production Turndown Notice shall specify the Production Turndown Period and the quantity of Coke to be taken during the Production Turndown Period.

(c) Purchaser may increase the amount of Coke it desires to purchase during a Production Turndown Period (a “Production Turndown Increase”) upon at least forty-five (45) days prior Written notice to Seller (the “Production Turndown Increase Notice”), provided that (i) the Coal Committee is able to procure Coal in sufficient quantity and meeting the Coal Blend Standards to satisfy such increased Coke demand, and (ii) Purchaser and Seller are able to agree upon a revised Forecast of O&M Expenses for the remainder of the Production Turndown Period.

(d) Within fifteen (15) days following its receipt of a Production Turndown Notice or a Production Turndown Increase Notice, Seller shall prepare and provide to Purchaser a revised Forecast that sets forth in reasonable detail its good faith estimate of the O&M Expenses in respect of the Plant for the Production Turndown Period. For the avoidance of doubt, such O&M Expenses include operating and maintenance costs in respect of the Cogeneration Plant notwithstanding the circumstance that payments in respect of electrical energy produced by such Cogeneration Plant are made pursuant to the Related Energy Sales Agreement. Such Forecast shall be based on the criteria set forth in Section 3.1(c)(iii) as adjusted to take into account the effect of the Production Turndown or Production Turndown Increase. Such Forecast shall further be adjusted to reflect the deferment of costs related to the Production Turndown or Production Turndown Increase, to the extent that such costs can reasonably be deferred without adversely impacting the integrity, performance or safe operation of the Plant, as determined in Seller’s sole discretion. Within fifteen (15) days following Seller’s delivery of such Forecast to Purchaser, Seller and Purchaser shall confer in good faith for the purpose of reviewing and approving such Forecast. If, within fifteen (15) days thereafter, the Parties do not agree upon such Forecast, then the Production Turndown or Production Turndown Increase, as applicable, shall not become effective. Neither Party shall have the right to submit a dispute regarding the Forecast to arbitration in accordance with Section 9.2. If the Parties agree upon such Forecast, it shall be the Forecast used to determine the Forecasted O&M Component pursuant to Section 3.1(c).

ARTICLE VII

CHANGES IN GOVERNMENTAL REQUIREMENTS

7.1 Government Mandated Additional Expenditures.

(a) Notification. If, following the date of this Agreement, Seller determines that a change in Governmental Requirements may materially burden its performance of its obligations under this Agreement, then Seller shall so notify Purchaser in Writing. Seller’s performance shall be materially burdened where any such Governmental Requirement has a material adverse economic impact on Seller, including such impacts in respect of (i) the Screened Coke Quality Standards; (ii) the Coal Blend Standards, (iii) the Guaranteed Coke Yield Percentage; (iv) the cost of operating or maintaining the Plant (including associated capital costs); (v) the production capacity of the Plant (including Coke and electrical energy); or (vi) Seller’s performance obligations to third parties related to Coal purchasing, transportation or handling contracts. Such notice shall incorporate Seller’s good faith proposals for complying with those changes in Governmental Requirements, including the estimated cost thereof.

(b) Good Faith Negotiations. During the sixty (60) day period following delivery of any such notice, Seller and Purchaser shall negotiate in good faith to reach agreement as to (i) whether any such change in Governmental Requirements should be challenged, including the scope and manner of such challenge; and (ii) the most economical and commercially prudent methods for complying with such change in Governmental Requirements.

(c) Implementation. If such negotiations result in agreement as to whether to challenge the change in Governmental Requirements or the methods for complying with the change in Governmental Requirements, then Seller shall promptly implement such challenge or methods as appropriate. Costs and charges associated with any such challenge (including attorneys’ and consultants’ fees, and fines and penalties) shall be borne equally by Seller and Purchaser. If no such agreement is reached or if such challenge is unsuccessful, then Seller will implement commercially reasonable methods for complying with the change in Governmental Requirements. In connection therewith, any associated Government Mandated Additional Capital Expenditures or Government Mandated Additional Expenses shall be performed at the lowest practicable cost at the time each such cost is incurred.

7.2 Government Mandated Additional Capital Expenditures. Government Mandated Additional Capital Expenditures shall have an assumed useful life equal to the greater of seven (7) Contract Years or the remainder of the Term following completion of the Government Mandated Additional Capital Expenditures. As soon as the Government Mandated Additional Capital Expenditures have been completed, the monthly amortized cost thereof for the remaining months of the Term will be calculated based on the applicable examples set forth in Schedule 7.2, and such allocated monthly amortized cost shall be payable by Purchaser to Seller in accordance with Section 3.3; provided, however, if Seller incurs a Government Mandated Additional Capital Expenditure and if the remainder of the Term is less than seven (7) Contract Years, then Purchaser shall not be obligated to pay to Seller the unamortized balance of such Government Mandated Additional Capital Expenditure.

ARTICLE VIII

FORCE MAJEURE EVENT(S)

8.1 Seller Force Majeure Event(s).

(a) Seller Force Majeure Event(s) are:

(i) acts of God, acts of the public enemy, insurrections, riots, strikes, lockouts, boycotts, floods, interruptions to transportation, actions or inactions of a Governmental Authority, embargoes, acts of military authorities or other causes of a similar nature which wholly or partly prevent the production, transportation or delivery of Coke; or

(ii) the unavailability of sufficient quantities of Coals utilized for any Coal Blend, or transportation services in respect thereof;

provided, that no event shall constitute a Seller Force Majeure Event unless such event is beyond the reasonable control of and without the fault or negligence of Seller and which by the exercise of due foresight Seller could not reasonably have been expected to avoid and which Seller is unable to overcome by the exercise of due diligence and reasonable care.

(b) Seller will provide Purchaser with prompt Written notice of the nature and probable duration of each Seller Force Majeure Event and of the extent of its effects on Seller’s performance hereunder, including its good faith estimate of the amount of Coke, if any, Seller will be able to deliver to Purchaser during such Seller Force Majeure Event. Seller will exercise commercially reasonable efforts to deliver to Purchaser the amount of Coke Tonnage that Seller notifies Purchaser it will be able to deliver during each Seller Force Majeure Event.

(c) Seller will use commercially reasonable efforts to limit the effects and duration of each Seller Force Majeure Event, including (as applicable) restoring any damaged property necessary to reinstate the obligations of Seller under this Agreement, selecting alternate Coals for a Coal Blend that, in Seller’s reasonable judgment, conforms to or reasonably approximates the Coal Blend Standards and, to the extent reasonably possible, that is calculated to produce Screened Coke that conforms to or approximates the Screened Coke Quality Standards, and supporting Purchaser in locating alternate sources of substitute coke Tonnage for the duration of such Seller Force Majeure Event; provided, however, nothing in this Section shall be deemed to require Seller to resolve any strike or other labor dispute except on terms that are satisfactory to Seller in its sole discretion. Purchaser’s obligation to purchase Coke shall be limited to that portion of the Coke Tonnage (excluding Nonconforming Coke Tonnage) that Seller is able to deliver to Purchaser, but in any event not in excess of that which Seller indicated that it could supply to Purchaser in Seller’s notice of Seller Force Majeure Event provided pursuant to Section 8.1(b). Once Seller’s ability to deliver Coke is no longer suspended as a result of the applicable Seller Force Majeure Event, the obligations of Seller and Purchaser under this Agreement will be reinstated with a prorated portion of the remaining of the Coke Supply and Purchase Obligation in respect of the Contract Year during which Seller’s ability to perform hereunder is no longer suspended as a result of such Seller Force Majeure Event.

8.2 Purchaser Force Majeure Event(s).

(a) Purchaser Force Majeure Event(s) are acts of God, acts of the public enemy, insurrections, riots, strikes, lockouts, boycotts, floods, interruptions to transportation, actions or inactions of a Governmental Authority, embargoes, acts of military authorities or other causes of a similar nature which in whole or in part prevent Purchaser from being able to accept Coke from Seller; provided, that no event shall constitute a Purchaser Force Majeure Event unless such event is beyond the reasonable control of and without the fault or negligence of Purchaser and which by the exercise of due foresight Purchaser could not reasonably have been expected to avoid and which Purchaser is unable to overcome by the exercise of due diligence and reasonable care.

(b) Purchaser will provide Seller with prompt Written notice of the nature and probable duration of each Purchaser Force Majeure Event and of the extent of its effects on Purchaser’s performance hereunder; provided, however, during such Purchaser Force Majeure Event, Purchaser shall be obligated to purchase from Seller all Coke Tonnage that meets its requirements (it being understood that Purchaser’s Ashland Works’ blast furnace under normal operation currently obtains all of its coke from its Ashland, Kentucky coke plant and may not have any requirement for Coke Tonnage), in respect of any blast furnaces that may continue to be operated by Purchaser and its Affiliates during the Purchaser Force Majeure Event (such Tonnage to be priced at the applicable Coke Price f.o.b. the Plant).

(c) Purchaser will use commercially reasonable efforts to limit the effects and duration of each Purchaser Force Majeure Event, including (as applicable) restoring any damaged property necessary to fully reinstate the obligations of Purchaser under this Agreement; provided, however, nothing in this Section shall be deemed to require Purchaser to resolve any strike or other labor dispute except on terms that are satisfactory to such Purchaser in its sole discretion. Once Purchaser’s ability to perform is no longer suspended as a result of the applicable Purchaser Force Majeure Event, the obligations of Purchaser and Seller under this Agreement will be reinstated with a prorated portion of the remaining Coke Supply and Purchase Obligation in respect of the Contract Year during which Purchaser’s ability to perform hereunder is no longer suspended as a result of such Purchaser Force Majeure Event.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Attempt at Resolution. Except for claims or causes of action in respect of Equitable Relief, and subject to Sections 3.1(c)(iv) and 7.1(b), should any claim, cause of action or dispute (collectively, a “Dispute”) arise out of any of the provisions of this Agreement, the Parties shall first attempt in good faith to resolve such Dispute within thirty (30) days after either Party notifies the other that a Dispute exists. No Party may commence an arbitration under Section 9.2 below until after the passage of such thirty (30) day period.

9.2 Interpretation and Dispute Resolution.

(a) Except as respects the exercise or prosecution of claims or causes of action for Equitable Relief, for which the Parties shall have the right to proceed in any court of appropriate jurisdiction, any Dispute not resolved pursuant to (as applicable) Sections 3.1(c)(iv), 7.1(b) or 9.1 between the Parties arising out of or relating to this Agreement, the Related Energy Sales Agreement, the Equipment Agreement, the relationship of the Parties created by those agreements, or the breach, validity or enforceability of those agreements shall be resolved by binding arbitration pursuant to the terms of the United States Arbitration Act, whether or not federal jurisdiction is obtained. Any and all arbitration(s) hereunder shall be conducted in Cincinnati, Ohio in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association.

(b) Any and all such arbitration(s) shall be conducted by a panel of three (3) neutral arbitrators. The claimant shall appoint an arbitrator when it serves its demand for arbitration, the respondent shall submit an answering statement within thirty (30) days of service of the demand for arbitration and shall at that time appoint an arbitrator, and the two Party-appointed arbitrators shall select a third arbitrator to chair the arbitration within fifteen (15) days after service of the answering statement. If the Party-appointed arbitrators are unable to agree upon a third arbitrator, then the third arbitrator shall be appointed in accordance with the Rules.

(c) The arbitration award by the arbitration panel shall be final and binding, shall include interest at the Interest Rate and, unless the arbitrator panel expressly determines them not to be appropriate, shall include costs, including reasonable attorneys’ fees, together with interest at the Interest Rate. Any arbitration award may be enforced by the state or federal courts sitting in Cincinnati, Ohio or any other court of competent jurisdiction (including any jurisdiction in which the Party against whom the award is sought to be enforced holds or keeps assets).

(d) Upon the date of an arbitration award pursuant to this Section 9.2, if it is determined that an amount is due from one Party to the other Party, then such amount will be paid to the Party to whom it is due within ten (10) days from the Written determination of the arbitration panel. Overdue payments shall bear interest at the Interest Rate. The failure by such Party to pay any amount due or otherwise take the required actions within the required time hereunder shall be a Purchaser Event of Default or Seller Event of Default, as applicable.

9.3 Consolidation. If the Parties initiate multiple arbitration proceedings (i) relating to this Agreement, the Related Energy Sales Agreement and/or the Equipment Agreement, or (ii) for which the subject matters are related by common questions of law or fact, then all such proceedings shall be consolidated into a single arbitral proceeding heard by the same arbitral panel. The arbitral panel shall be authorized to establish procedures which it deems appropriate in its discretion to adjudicate consolidated Disputes, including bifurcating the issues or issuing interim awards.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 Seller’s Representations and Warranties. Seller hereby represents and warrants, as of the Effective Date, to Purchaser as follows:

(a) Due Organization. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Ohio.

(b) Due Authorization; Enforceability. Except for the Contingency set forth in Section 11.6(j), Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ right generally, and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not contravene the certificate of incorporation or by-laws of Seller and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Seller is a party or by which it or any of its properties is bound or affected.

(d) Regulatory Approvals. Except for the Contingencies, all governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Seller have been obtained or can reasonably be expected to be obtained in due course.

10.2 Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants, as of the Effective Date, to Seller as follows:

(a) Due Organization. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Ohio.

(b) Due Authorization; Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ right generally, and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not contravene the certificate of incorporation or by-laws of Purchaser and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Purchaser is a party or by which it or any of its properties is bound or affected.

(d) Regulatory Approvals. Except for the Contingencies, all governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Purchaser have been obtained or can reasonably be expected to be obtained in due course.

10.3 Holding’s Representations and Warranties. Holding hereby represents and warrants, as of the Effective Date, to Seller as follows:

(a) Due Organization. Holding is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Ohio.

(b) Due Authorization; Enforceability. Holding has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is the valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ right generally, and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by Holding and the consummation of the transactions contemplated hereby do not contravene the certificate of incorporation or by-laws of Holding and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Holding is a party or by which it or any of its properties is bound or affected.

(d) Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Holding have been obtained or can reasonably be expected to be obtained in due course.

ARTICLE XI

DEFAULT AND REMEDIES

11.1 Purchaser’s Events of Default. Purchaser shall be in default upon the occurrence of one or more of the following events (each a “Purchaser Default”):

(a) A Payment Default by Purchaser, which Payment Default remains uncured for ten (10) days following receipt of Written notice by Seller to Purchaser;

(b) If Purchaser becomes Bankrupt;

(c) Except as provided in Section 11.1(a) hereof, if Purchaser otherwise fails to perform, observe, or comply with any other material term, condition, obligation, covenant or provision of this Agreement, and such breach has not been corrected, cured or remedied within sixty (60) days after Written notice of such breach has been delivered to Purchaser; provided, that if such cure cannot reasonably be completed within such sixty (60) day period, then provided Purchaser promptly commences action(s) to effect a cure and continues to prosecute such cure with reasonable diligence thereafter, such cure period shall be extended for an additional sixty (60) days; or

(d) If an AK Event of Default (as such term is defined in the Related Energy Sales Agreement) exists under the Related Energy Sales Agreement.

11.2 Seller’s Events of Default. Seller shall be in default upon the occurrence of one or more of the following events (each a “Seller Default”):

(a) If Seller becomes Bankrupt; or

(b) If Seller fails to perform, observe or comply with any other material term, condition, obligation, covenant or provision of this Agreement, and such breach has not been corrected, cured or remedied within sixty (60) days after Written notice of such breach has been delivered to Seller, provided, that if such cure cannot reasonably be completed within such sixty (60) day period, then provided Seller promptly commences action(s) to effect a cure and continues to prosecute such cure with reasonable diligence thereafter, such cure period shall be extended for an additional sixty (60) days; or

(c) If a Middletown Event of Default (as such term is defined in the Related Energy Sales Agreement) exists under the Related Energy Sales Agreement.

11.3 Pursuit of Remedies. Upon the occurrence of such an event of default, either Party may pursue its corresponding legal remedies through the procedures set forth in Article IX.

11.4 Termination by Seller for Breach by Purchaser. Upon the occurrence of (w) a Payment Default that is not cured by Purchaser with ten (10) days following receipt of Written notice by Seller to Purchaser, (x) Purchaser becoming Bankrupt, (y) an AK Event of Default, or (z) such other Purchaser Default that is not cured prior to the expiration of the cure period set forth in Section 11.1(c), then, in addition to pursuing its remedies pursuant to Section 11.3, Seller may terminate this Agreement effective immediately upon the delivery of Written notice thereof to Purchaser. Except for claims or causes of action in respect of Equitable Relief, any Dispute in respect of such termination right shall be subject to Article IX. Upon any such termination, Seller shall be relieved of its obligations under this Agreement including its obligations in respect of the Coke Purchase and Supply Obligation. Furthermore, within thirty (30) days following the effective date of such termination Purchaser shall pay to Seller the Seller’s Damages, less Mitigation Proceeds as such Mitigation Proceeds are realized by Seller pursuant to Seller’s duty to mitigate Seller’s Damages.

11.5 Termination by Purchaser for Breach by Seller. Upon the occurrence of (i) Seller becoming Bankrupt, (ii) a Middletown Event of Default, or (iii) such other Seller Default that is not cured prior to the expiration of the cure period set forth in Section 11.2(b) then, in addition to pursuing its remedies pursuant to Section 11.3, Purchaser may terminate this Agreement effective immediately upon the delivery of Written notice thereof to Seller. Except for claims or causes of action in respect of Equitable Relief, any Dispute in respect of such termination right shall be subject to Article IX. Upon such termination, Purchaser shall be relieved of its obligations under this Agreement including its obligations in respect of the Coke Purchase and Supply Obligation and its obligation (if any) to pay Government Mandated Additional Expenditures. In addition, subject to the Production Capacity Liability Limitation, Seller shall be liable to Purchaser for the difference (if any) between the (y) price of Purchaser Obtained Coke f.o.b. the Middletown Plant, and (z) the Coke Price that would have been payable by Purchaser to Seller for Coke Tonnage for the minimum range of the Coke Supply and Purchase Obligation (collectively, “Purchaser’s Damages”). Such Coke Price will be determined based upon the assumed utilization of the Base Coal Blend, and a reasonable market value estimation of the Coal Cost Component in respect of such Base Coal Blend.

11.6 Early Termination without Event of Default. Each Party shall each have the right to terminate this Agreement at any time, which termination shall be effective immediately on delivery of Written notice of termination to the other Party, if each of the following contingencies (“Contingencies”) has not been satisfied:

(a) Seller has obtained zoning approvals with respect to all of the land parcels constituting the Property reasonably required to develop and operate the Plant;

(b) Seller has closed the acquisition of the Property in accordance with terms, conditions and covenants that are acceptable to Seller in its sole discretion;

(c) Seller and Purchaser have entered into the Related Energy Sales Agreement and all contingencies in respect thereof have been satisfied;

(d) Seller has entered into a Coal handling and blending agreement with a third party, subject to the Written consent of Purchaser (which consent may be withheld by Purchaser in its sole discretion);

(e) Seller has entered into Coal transportation agreement(s) with selected rail carrier(s), subject to the Written consent of Purchaser (which consent may be withheld by Purchaser in its sole discretion);

(f) All permits, approvals, licenses, allowances and authorizations have been issued by the applicable Governmental Authorities for developing, constructing and operating Purchaser’s Conveyor, which are in form and substance acceptable to Purchaser in its sole discretion, and the appeal periods for all such permits, approvals, licenses, allowances and authorizations expire without objection pending or any conditions not satisfactory to Purchaser pending;

(g) The Administrative Appeals and the Citizen’s Suit in respect of the PTI are successfully resolved as determined by Middletown or, as applicable, the PSD/NSR Permit is issued by the Ohio Environmental Protection Agency in acceptable form and substance as determined by Seller, and (A) any appeal, suit or challenge in respect thereof is successfully concluded as determined by Seller or, alternatively, (B) Seller elects to proceed with the Plant notwithstanding such appeal, suit or challenge, it being expressly understood by Purchaser that such determinations and election are within the sole discretion of Seller;

(h) Seller has acquired all rights reasonably required, as determined by Seller in its sole discretion, for the transportation and delivery of Coals by way of a rail spur located approximately at mile post CJ231.7 and known as the “MADE Rail Spur”;

(i) Seller has obtained the ACE Permit for the construction of the Plant, which ACE Permit is in form and substance acceptable to Seller in its sole discretion, and all appeal periods for the ACE Permit have expired without objection pending or any conditions not satisfactory to Seller pending; and

(j) The boards of directors of Sunoco and Holding have approved this Agreement, the Related Energy Sales Agreement and the Equipment Agreement, and (as applicable) all related transaction documents to which they or their Affiliates are parties, in the sole discretion of each such board of directors, which approval may be subject to the satisfaction of the remaining Contingencies.

11.7 No Release of Accrued Obligations. No termination of this Agreement shall release either Party from any obligations (including those arising out of a breach of this Agreement) that may have accrued under this Agreement prior to such termination.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Seller’s Indemnification of Purchaser for Infringement. Seller shall indemnify, defend and hold Purchaser, its Affiliates and their successors and assigns, officers, directors, employees and agents harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including reasonable attorneys’ fees and costs) incurred by any of them as a result of the design, construction or operation of the Plant infringing in whole or in part any copyright, patent, trade secret, or other proprietary right held by any third party.

12.2 Notices. All notices, requests and demands to or upon the Parties to be effective shall be in Writing. Except for invoices, such communications shall be addressed and directed to the Parties listed below as follows, or to such other address or recipient as either Party may designate in Writing:

If to Seller to:	If to Purchaser to:

Middletown Coke Company, Inc.,	AK Steel Corporation
c/o SunCoke Energy, Inc.	9227 Centre Pointe Drive
Parkside Plaza	West Chester, OH 45069
11400 Parkside Drive
Knoxville, TN 37934
Attention:	Attention:
Senior Vice President and General Counsel	General Counsel
Fax: (865) 288-5280	Fax: (513) 425-5607
Confirm: (865) 288-5213	Confirm: (513) 425-2690

12.3 Limitation of Liability; Exclusive Remedies. EXCEPT TO THE EXTENT SELLER’S DAMAGES (AS DEFINED IN APPENDIX A) OR PURCHASER’S DAMAGES (AS SET FORTH IN SECTION 11.5 ABOVE) MAY BE CONSTRUED TO INCLUDE CONSEQUENTIAL DAMAGES, NEITHER SELLER NOR PURCHASER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNEES SHALL BE LIABLE, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING DAMAGES IN RESPECT OF EXISTING OR FUTURE LOST PROFITS), OR FOR SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND IN RESPECT OF ANY BREACH(ES) OF THIS AGREEMENT OR OTHERWISE. EXCEPT WHERE THIS AGREEMENT EXPRESSLY PROVIDES FOR EQUITABLE RELIEF, THE REMEDIES OF THE PARTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE.

12.4 Rules of Interpretation. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular. Unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as the same may hereafter be amended, supplemented or otherwise modified from time to time. The words “include”, “includes”, and “including” shall not be limiting and shall be deemed in all instances to be followed by the phrase “without limitation”. References to “days” shall mean calendar days unless otherwise indicated. The Schedules to this Agreement shall form part of this Agreement for all purposes. References herein to Articles, Sections or Schedules shall mean such Articles, Sections or Schedules of or to this Agreement.

12.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to its conflicts of law provisions, and the rights and remedies of the Parties hereunder will be determined in accordance with such laws.

12.6 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions of this Agreement.

12.7 Confidentiality. Each Party and its Affiliates shall keep all information provided by one Party to the other, including this Agreement, the Related Energy Sales Agreement and the Equipment Agreement, and the terms thereof (including the Coke Price and charges payable pursuant to the Related Energy Sales Agreement) strictly confidential and will not disclose any such information to any third party; provided, however, (i) Seller may disclose this Agreement to prospective investors in, and Lenders to, Seller subject to Purchaser’s approval of terms and conditions in respect of the confidentiality of such disclosure, which approval shall not be unreasonably withheld, conditioned or delayed by Purchaser; (ii) if either Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority, or any other process) to disclose such information, such Party will give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish; and (iii) either Party may disclose this Agreement and the terms hereof to the extent that such disclosure is required under the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder, or by the rules of any applicable securities exchange. Notwithstanding the foregoing, this Section 12.6 shall not apply to such information that was (x) previously known by the Party receiving such information without obligation of confidentiality, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or (z) later acquired by such receiving Party, without obligation of confidentiality, from another source not having an obligation of confidentiality to the disclosing Party.

12.8 Entire Agreement. This Agreement (including Appendix A and the Schedules attached hereto), the Related Energy Sales Agreement, and the Equipment Agreement, as a single integrated transaction, constitute the entire agreement among the Parties concerning the subject matter thereof and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties regarding the transactions contemplated by, and the subject matter of, this Agreement. The provisions of this

Agreement shall not be amended, reformed, altered, or modified in any way by any practice or course of dealing prior to or during the term of this Agreement, and can only be amended, reformed, altered, or modified by a Writing signed by an authorized representative of each of the Parties. The Parties specifically acknowledge that they have not been induced to enter into this Agreement by any representation, stipulation, warranty, agreement, or understanding of any kind other than as expressed in this Agreement, the Related Energy Sales Agreement, and the Equipment Agreement.

12.9 Survival. The obligations of the Parties pursuant to Article IX, Sections 7.2, 11.3, 11.4, 11.5, 11.7, 12.1, 12.2, 12.3, 12.5, 12.6 12.7, 12.8, 12.9, 12.12, 12.18 and 12.19 shall survive the termination of this Agreement.

12.10 Captions. The captions and headings in this Agreement are for convenience of reference purposes only and have no legal force or effect. Such captions and headings shall not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

12.11 Construction of Agreement. This Agreement shall be construed as a contract of purchase and sale of goods.

12.12 Independent Contractor. Neither Party to this Agreement is the partner, legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of the other Party.

12.13 Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect. Except as otherwise expressly limited in this Agreement, all remedies under this Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

12.14 Assignability. No Party shall Assign any of its rights or obligations under this Agreement, including to any Affiliate of a Party, without also assigning the Related Energy Sales Agreement and (as applicable) the Equipment Agreement, and obtaining the prior Written consent of the other Party. Such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Purchaser and Holding hereby consent to the granting of a security interest in and a collateral assignment by Seller of this Agreement and its rights herein to any Person that provides debt, loans, credit or credit support, acts as counterparty on any interest rate hedging arrangements, or provides other financing, or any successor, assign or designee thereof, to Seller in connection with any financing related to the Plant (collectively, the “Lenders”). In furtherance of the foregoing, Purchaser and Holding acknowledge that the Lenders may under certain circumstances assume the interests and rights of Seller under this Agreement; provided, that if following such assumption the Lenders seek to sell the Plant and assign this Agreement to the purchaser of the Plant, they will not sell the Plant to a Person that (i)

has a greater than 50% ownership interest in one or more Steel Making Facilities in North America, or (ii) is a direct supplier of iron ore to Purchaser pursuant to a contract with a term of greater than one year pursuant to which the quantity of iron ore sold exceeds 25% of Purchaser’s annual iron ore requirements (an “Iron Ore Supplier”). Seller shall be relieved of and released from its obligations under this Agreement from and after such assumption.

12.15 Further Assurances. From time to time after the Effective Date and without further consideration, the Parties shall take such other action, and execute such other documents and instruments, as either Party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

12.16 Cooperation with Financing Efforts. Purchaser and Holding shall reasonably cooperate with Seller’s efforts in obtaining and maintaining financing on a non-recourse (or other) basis for the Plant. Without limiting the generality of the foregoing, Purchaser and Holding shall: (i) execute such documents (including consent agreements and legal opinions) as Seller or the Lenders will reasonably request in view of obtaining and maintaining such financing whereby Purchaser and/or Holding (a) certify to the Lenders that this Agreement is in full force and effect and has not been modified or amended and that there are no defaults under this Agreement by Purchaser or Holding or, to Purchaser’s or Holding’s knowledge, by Seller (except, in each case, as specifically stated in such certification), (b) represent and warrant to the Lenders that this Agreement is enforceable against Purchaser and Holding, (c) consent to the collateral assignment of this Agreement to the Lenders as security for the debt relating to the Plant, (d) agree to make payments to accounts as notified by Seller from time to time, (e) agree to give the Lenders notice of and a reasonable opportunity to cure any defaults of Seller under this Agreement, and (f) clarify provisions of this Agreement as reasonably requested by the Lenders or Seller without increasing Purchaser’s or Holding’s liability hereunder; (ii) accompany Seller on a reasonable number of presentations to potential Lenders; and (iii) provide information (including financial information and, as requested by the Lenders from time to time, the names of all Iron Ore Suppliers) about Purchaser and Holding as the Lenders may reasonably request. Seller shall reimburse each of Purchaser and Holding for its reasonable and documented out-of-pocket costs and expenses incurred in connection with actions taken pursuant to this Section 12.16, including reasonable fees and expenses of outside counsel retained to provide a legal opinion as contemplated by clause (i) above.

12.17 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.18 No Third Party Beneficiaries. Except as otherwise expressly set forth herein, the terms and conditions of this Agreement are solely for the benefit of the Parties and no other Person shall have any rights hereunder.

12.19 Mutuality of Drafting. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for the interpretation to be made of the context of this Agreement, this Agreement shall not be construed in favor of or against Seller or Purchaser as a consequence of one Party having had a greater role in the preparation of this Agreement, but shall be construed as if the language were mutually drafted by both Parties will full assistance of counsel.

12.20 Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and same instrument. Any executed counterpart may be delivered by facsimile, and when so delivered, shall be legally enforceable in accordance with its terms. Any such facsimile shall be follows by delivery, as promptly as practicable, of a non-facsimile original.

12.21 No Setoff. Each payment by Purchaser or by any other Person on its behalf to Seller pursuant to this Agreement shall be made without offset, abatement, withholding or reduction of any kind.

12.22 Audits. Seller shall, upon reasonable prior notice and no more than once per year, allow a firm of independent certified public accountants retained by, and at the sole cost and expense of, Purchaser to review aspects of Seller’s operations at the Plant solely to enable such firm to advise Purchaser regarding the proper accounting treatment of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

MIDDLETOWN COKE COMPANY, INC.		AK STEEL CORPORATION

By:	/s/ Michael Thomson	By:	/s/ John Kaloski

Name:	Michael Thomson	Name:	John Kaloski

Title	President	Title:	S.V.P. Operations

AK Steel Holding Corporation executes this Agreement solely for the purpose of affirming its obligation pursuant to Sections 1.6, 1.7, 10.3, 12.14 and 12.16.

AK STEEL HOLDING CORPORATION

By:	/s/ John Kaloski

Name:	John Kaloski

Title	S.V.P. Operations

APPENDIX A

Definitions

The definitions of certain capitalized terms are as follows:

“ACE Permit” means the permit required to be obtained from the United States Army Corps of Engineers to perform the necessary stream crossings in connection with the construction of the Plant, which Seller has applied for pursuant to the Application for Department of the Army Permit (33 CFR 325) dated June 6, 2008.

“Actual O&M Component” has the meaning set forth in Section 3.1(c)(vi).

“Adjusted Fixed Price Component” has the meaning set forth in Section 3.1(b)(ii).

“Administrative Appeals” means the three administrative appeals filed by three interested parties concerning the PTI before the Ohio Environmental Review Appeals Commission.

“Affiliate” means any Enterprise that directly or indirectly controls, or is controlled by, or is under common control with any Party. For purposes of this definition, “control” of an Enterprise means the power, directly or indirectly, either (a) to vote 50% or more of the securities having ordinary voting power for the election of directors of such Party or Enterprise; or (b) to direct or cause the direction of the management and policies of such Party or Enterprise, whether by ownership interest, contract or otherwise.

“Agreement” means the Amended and Restated Coke Purchase Agreement between the Parties dated September 1, 2009 together with all Written amendments, revisions and modifications hereof made pursuant to Section 12.8.

“Assign” means assigning or delegating any of the rights or obligations of the Parties to any enterprise, or either Party selling, leasing, transferring or voluntarily disposing of all or a substantial portion of its assets.

“ASTM Standards” means procedures and standards adopted or approved by the American Society for Testing and Materials.

“Bankrupt” means, with respect to any Party or its permitted assignee:

(a) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

(b) making a general assignment for the benefit of its creditors;

(c) commencing a voluntary case under any bankruptcy code, as now or hereafter in effect (“Bankruptcy Code”);

APPENDIX A

(d) filing a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts;

(e) taking any action for the purpose of effecting any of the foregoing; or

(f) being a defendant, respondent, alleged debtor, or otherwise having commenced against it, in any court of competent jurisdiction, a proceeding or case under the Bankruptcy Code or a case seeking:

(i)	its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts;

(ii)	the appointment of a trustee, receiver, custodian, liquidator or the like, of such Party or Enterprise or of all or any substantial part of its property; or

(iii)	similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against such Party or Enterprise shall be entered in a case under the Bankruptcy Code.

“Bankruptcy Code” has the meaning set forth in the definition of “Bankrupt”.

“Base Case Coal Blend” means a Coal Blend having a volatile matter content of *****% and a moisture content of *****%.

“Breeze” means Coke, which following screening based upon Purchaser’s sizing instructions, is sized less than the applicable size fraction in respect of such Coke screening.

“Breeze Delivery Point” means the delivery point in respect of Breeze reasonably designated by Seller adjacent to the Breeze storage area located within the Plant.

“Business Day” means any day except Saturday, Sunday and any day which shall be in Cincinnati, Ohio a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“By-Products” means all output of the Plant excluding Coke, but specifically including waste heat, steam and electrical energy.

“Citizen’s Suit” means the citizen’s suit filed in the United Sates District Court for the Southern District of Ohio styled City of Monroe, Ohio v. Middletown Coke Company, Inc. and SunCoke Energy, Inc.

APPENDIX A

“Coal(s)” means metallurgical coking coals that are reliable and readily available for use in any actual or proposed Coal Blend.

“Coal Blend” means each coal blend selected by the Coal Committee and, as applicable, any coal blend selected by Seller pursuant to Section 4.3.

“Coal Blend Standards” means the standards for selecting the Coal Blends. Those standards require that each Coal Blend consists of (i) not more than ***** (*****) Coals; (ii) Coals having a minimum FSI of *****; (iii) actually produce Coke that will reasonably conform to the “mean” Screened Coke Quality Standards set forth in Schedule 5.1 or any successor standards; (iv) have a volatile matter component of not less than *****% and not more than *****%; (v) allow for safe, reliable and efficient operation of the Plant; and (vi) allow for the operation of the Plant in accordance with Governmental Requirements.

“Coal Committee” means the committee comprised of one (1) representative of Purchaser and one (1) representative of Seller that selects, subject to Section 4.1, each Coal Blend for use in the production of Coke as particularly described in Section 4.1.

“Coal Costs” has the meaning set forth in Section 3.1(d)(i).

“Coal Cost Component” has the meaning set forth in Section 3.1(d)(ii).

“Coal Handling Losses” means losses associated with the storage and handling of the Coals, and are accounted for in the manner set forth in Section 3.1(d)(iv).

“Cogeneration Plant” has the meaning set forth in Section 1.2.

“Coke” means “run of oven” blast furnace coke that is produced and that Seller delivers to Purchaser pursuant to this Agreement. Coke does not include any By-Products.

“Coke Price” has the meaning set forth in Section 3.1(a).

“Coke Price Discount” has the meaning set forth in Section 5.1(b)(v).

“Coke Production Shortfall” has the meaning set forth in Section 6.4.

“Coke Purchase Shortfall” means the sum of the Monthly Coke Purchase Shortfall amounts during the relevant Production Turndown Period.

“Coke Supply and Purchase Obligation” has the meaning set forth in Section 6.2.

“Coke Supply Obligation” has the meaning set forth in Section 6.2(a).

“Contingencies” has the meaning set forth in Section 11.6.

“Contract Year” means each respective calendar year transpiring during the Term following the Initial Year.

“Dispute” has the meaning set forth in Section 9.1.

APPENDIX A

“Due Date” has the meaning set forth in Section 3.3(d).

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Equipment Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Equitable Relief” means, in the context of the exercise or prosecution of claims or causes of actions, any claim or cause of action for immediate relief (such as a Seller’s remedies to stop goods in transit, withhold or refuse delivery, reclaim or replevy goods and resell goods), or in respect of equitable relief (such as temporary and permanent injunctive relief, and specific performance).

“Estimated Coke Tonnage” has the meaning set forth in Section 3.3(a).

“Fixed Price Component” has the meaning set forth in Section 3.1(b)(i).

“Forecast” has the meaning set forth in Section 3.1(c)(ii).

“Forecasted O&M Component” has the meaning set forth in Section 3.1(c)(v).

“Government Mandated Additional Capital Expenditures” means capital expenditures affecting the Plant for which an equally reliable and safe non-capital expenditure alternative that by itself is not reasonably available and economically feasible and which are required due to changes in Governmental Requirements made after the date of this Agreement (or with respect to compliance standards not reasonably ascertainable as of the date of this Agreement).

“Government Mandated Additional Expenses” means the actual operating or maintenance expenses affecting the Plant, as well as all economic impacts other than those that require additional capital, which are required due to changes in Governmental Requirements made after the date of this Agreement (or with respect to compliance standards not reasonably ascertainable as of the date of this Agreement) including consideration paid by Seller for emission offsets or credits in respect of greenhouse gases (including carbon dioxide).

“Government Mandated Additional Expenditures” means, collectively, Government Mandated Additional Capital Expenditures and Government Mandated Additional Expenses.

“Governmental Authority(ies)” means any federal, state or local government, and political subdivision(s) thereof, and any entity(ies) exercising executive, legislative, judicial, regulatory or administrative functions having or pertaining to government.

“Governmental Requirements” means any applicable law, regulation and regulatory order (and any official interpretations thereof) of any Governmental Authority in respect of the operation of the Plant, including any such law, regulation or regulatory order relating to environmental compliance by Seller with respect to the operation of the Plant.

“Guaranteed Coke Yield Percentage” has the meaning set forth in Section 3.1(d)(vi).

APPENDIX A

“Guidelines” has the meaning set forth in Section 3.1(c)(iii).

“Holding” has the meaning set forth in Section 1.6.

“Incidental Damages” means incidental damages allowed under Ohio Revised Code Section 1302.84, or as allowed pursuant to any amendment or re-codification thereof. Such damages specifically include commercially reasonable storage and re-screening costs, and degradation and handling losses, incurred by Seller in connection with stockpiling of Coke or Third Party Coke.

“Indenture” means the “Indenture” dated as of June 11, 2002 by and among Purchaser, Holding, Douglass Dynamics, L.L.C. and Fifth Third Bank, including (as applicable) any amendment(s) thereto or extension(s) thereof.

“Index Formula” means the percentage increase or, as applicable, decrease in the Employment Cost Index – Union Manufacturing (Series Id: CIU2013000000510I (B)) published by the United States Department of Labor, Bureau of Labor Statistics, or any inflation index that succeeds or replaces it for the twelve (12) most recent months of available data preceding the commencement of the applicable Contract Year.

“Initial Operating Period” means the period from the commencement of Coke production at the Plant through the last day of the calendar Month following the date Seller notifies Purchaser in Writing that the Plant has demonstrated the commercial capability of producing Coke at its full production level of the Plant capacity; provided, however, if such notification does not occur within one hundred eighty (180) days following the commencement of Coke production, then the Initial Operating Period shall be deemed to end as of the expiration of such one hundred eighty (180) day period.

“Initial O&M Component” has the meaning set forth in Section 3.1(c)(i).

“Initial Year” has the meaning set forth in Section 3.1(a)(i).

“Interconnection Costs” has the meaning set forth in Section 3.4(a).

“Interest Rate” means an interest rate equal to *****% above the rate announced by JPMorgan Chase Bank, N.A. as its prime rate at the date of accrual of the late payment (provided that the prime rate may not be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. to its customers) or at the highest interest rate permitted by applicable law, whichever interest rate is lower.

“Iron Ore Supplier” has the meaning set forth in Section 12.14.

“Lenders” has the meaning set forth in Section 12.14.

“Lost Energy Charge” has the meaning set forth on Schedule A-1.

“Manifest Error” means an arithmetical error.

APPENDIX A

“Middletown Plant” means Purchaser’s steel plant works located in Middletown, Ohio.

“Minimum Ratability Standard” has the meaning set forth in Section 6.2(c).

“Mitigation Proceeds” means:

In respect of Coke sales, any (positive) difference between:

(i)	The sum of the sales proceeds arising from third party Coke sales plus any costs and expenses saved by Seller in connection therewith, minus

(ii)	The sum of (i) the product of the (y) Coke Price multiplied by (z) the Coke Tonnage that is sold to such third parties, plus (ii) any other Incidental Damages incurred by Seller.

“Moisture Adjusted Coal Blend Tonnage” has the meaning set forth in Section 3.1(d)(iii).

“Month(s)” or “Monthly”, as applicable, refers to each calendar Month, beginning at 12:00 midnight on the last day of the preceding Month and ending at 12:00 midnight on the last day of such calendar Month, transpiring in whole or in part during the Term.

“Monthly Coke Purchase Shortfall” means, for any Month during any Production Turndown Period, the difference between (a) forty-eight thousand two hundred thirty-five (48,235) Tons of Coke, and (b) the actual amount of Coke purchased by Purchaser during such Month.

“Nonconforming Coke” has the meaning set forth in Section 5.1(b)(iii).

“O&M Expenses” means (i) all costs, expenses and fees incurred by Seller in respect of operating and maintaining the Plant, and in complying with the Coke delivery and supply obligations of Seller under this Agreement, all of which shall be consistent with accounting principles generally accepted in the United States of America, plus (ii) all Taxes in respect of all such costs, expenses and fees, plus (iii) property taxes in respect of the Plant; provided, however, O&M Expenses include in any event Government Mandated Additional Expenses except where (subject to Section 7.1(c)), such Government Mandated Additional Expenses are inclusive of fines or penalties in respect of violations of Governmental Requirements (including fines or penalties in respect of violations of Governmental Requirements pertaining to the environment, and employee health and safety).

“Other Realized Value” has the meaning set forth in Section 3.2(c).

“Parties” means Purchaser and the Seller.

“Party” means either Purchaser or Seller, depending upon the context in which the term is used.

APPENDIX A

“Payment Default” means any failure by Purchaser to pay Seller in accordance with Article III (including the payments in respect of the Coke Price and the adjustments thereto), Section 9.2(c), or Article VII.

“Person” means any individual, corporation, limited liability company, association, partnership, joint venture, trust or other enterprise or unincorporated organization or any Governmental Authority.

“Plant” has the meaning set forth in Section 1.2.

“Presumed O&M Expenses” has the meaning set forth in Section 3.1(c)(iv).

“Production Capacity Liability Limitation” has the meaning set forth in Section 6.4.

“Production Turndown” means any reduction in the purchase of Coke in an amount of up to ***** Tons of Coke per month, which may not exceed twelve (12) consecutive Months and which Seller shall make commercially reasonable efforts to achieve if requested by Purchaser, provided that any reduction in an amount greater than ***** Tons of Coke per month shall be subject to operational and technical limitations at the Plant, in each case as determined in Seller’s sole discretion.

“Production Turndown Adjustment Fee” has the meaning set forth in Section 3.7.

“Production Turndown Conditions” means each of the following conditions that must be satisfied for Seller to nominate a Production Turndown: (i) Purchaser has experienced a sustained decrease in demand for steel that results in a significant decrease in blast furnace production at its steel plants, including temporary idling of one or more of the blast furnaces at its steel plants, (ii) Purchaser has not procured other coke or, in the case of its blast furnace #3 at the Middletown Plant, injected pulverized coal, as a replacement or substitute for purchased Coke Tonnage under this Agreement, (iii) Purchaser has turned down production at all coke facilities owned or leased by Purchaser or its Affiliates by at least 25%, (iv) Purchaser has exercised commercially reasonably efforts to suspended all purchases of coke from other Persons under existing contracts, and (v) prior Coal supply obligations committed or agreed to by the Coal Committee will not adversely affect Seller in connection with the Production Turndown.

“Production Turndown Increase” has the meaning set forth in Section 6.7(c).

“Production Turndown Increase Notice” has the meaning set forth in Section 6.7(c).

“Production Turndown Notice” has the meaning set forth in Section 6.7(b).

“Production Turndown Period” means any period during which a Production Turndown is in effect.

“Property” has the meaning set forth in Section 1.2.

“Prudent Operating and Maintenance Practices” means the practices, methods, standards and procedures generally accepted and followed by a prudent, diligent, skilled and experienced

APPENDIX A

manager and operator acting in accordance with standards generally utilized in the United States, with respect to the management, operation and maintenance of manufacturing facilities having similar characteristics to the Plant which, at the particular time in question, in the exercise of reasonable judgment and in light of facts then known or that reasonably should have been known at the time a decision was made, would be expected to accomplish the desired results and goals, including such goals as efficiency, reliability, economy and profitability, in a manner consistent with Governmental Requirements.

“PSD/NSR Permit” means Seller’s application for permit # P0104768 dated as of July 17, 2009 and filed with the Ohio Environmental Protection Agency.

“PTI” means the “Permit to Install” issued by the Ohio Environmental Protection Agency.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser’s Conveyor” has the meaning set forth in Section 6.3(a).

“Purchaser’s Damages” has the meaning set forth in Section 11.5.

“Purchaser Default” has the meaning set forth in Section 11.1.

“Purchaser Force Majeure Event(s)” has the meaning set forth in Section 8.2.

“Purchaser Obtained Coke” means screened coke obtained by Purchaser, which is (i) nominally sized between *****, (ii) in respect of any shortfall in Seller’s delivery of Coke relative to the product of the minimum range of the Coke Supply and Purchase Obligation multiplied by *****, and (iii) not otherwise covered by Seller through its supply of Third Party Supplied Coke to Purchaser.

“Railroad Deficit Charge” means, during any Production Turndown Period, any charge payable by Middletown pursuant to any transportation contract for Coal delivered to the Plant as a result of reduced coal throughput due to such Production Turndown.

“Recomputed Section 45 Credit Amount” has the meaning set forth in Section 3.2(f).

“Related Energy Sales Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Requirements” has the meaning set forth in Section 6.1.

“Rules” has the meaning set forth in Section 9.2(a).

“Screened Coke” means the portion of Coke that conforms to the size requirement set forth in the Screened Coke Quality Standards.

“Screened Coke Conveyor Delivery Point” means the delivery end of Seller’s Screened Coke conveyor belt that connects the Plant to Purchaser’s Screened Coke conveyor area located

APPENDIX A

within the Middletown Plant. The Parties acknowledge that such interface will be located at or near the property line between the Property and Middletown Plant.

“Screened Coke Quality Standards” are the guaranteed quality parameters for Coke set forth in Schedule 5.1, and as such Schedule is amended in accordance with Section 5.1(c).

“Screened Coke Rail Delivery Point” means the means the rail load out within the Plant, in respect of Screened Coke deliveries into railcars supplied by Seller.

“Screened Coke Truck Delivery Point” means the location within the Plant, to be reasonably designated by Seller and Purchaser, for Screened Coke deliveries to trucks supplied by Seller.

“Section 45 Credits” has the meaning set forth in Section 3.2(a).

“Section 45 Qualification Deadline” has the meaning set forth in Section 3.2(g).

“Section(s)” are the sections and subsections of the Articles contained in this Agreement.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Default” has the meaning set forth in Section 11.2.

“Seller Force Majeure Event(s)” has the meaning set forth in Section 8.1.

“Seller’s Damages” include, subject to Seller’s Mitigation Proceeds, (i) any amounts due by Purchaser to Seller under this Agreement as of the effective date of termination; (ii) the present value, discounted at the rate of *****%, of (w) the product of (A) the Fixed Price Component multiplied by (B) the Targeted Coke Production in respect of the Base Coal Blend for each complete or partial Contract Year remaining in the Term (provided, for such Contract Years having less than 365 days, the foregoing amount is to be multiplied by a fraction, the numerator of which is the number of days in such Contract Year, and the denominator of which is 365); and (iii) the balance of all of the remaining Government Mandated Additional Capital Expenditures that would be payable by Purchaser as of the date of termination but for such termination; provided, however, if the Agreement is terminated prior to or during the Initial Year, then the Fixed Price Component shall be multiplied by fifteen (15) Contract Years.

“Seller’s Reasonable Assurance Obligations” has the meaning set forth in Section 6.4.

“Steel Making Facilities” means steel making facilities that utilize a blast furnace and basic oxygen furnace or electric arc furnace for the production of iron and raw steel.

“SunCoke” means SunCoke Energy, Inc., a Delaware corporation.

“Sunoco” means Sunoco, Inc., a Delaware corporation, an Affiliate of Seller.

“Sunoco Realized Value” has the meaning set forth in Section 3.2(b).

APPENDIX A

“Targeted Coke Production” means the Coke Tonnage in respect of the applicable volatile matter content percentage set forth in the attached and incorporated Schedule 6.2(a) for the applicable Contract Year.

“Taxes” means any tax imposed by any Governmental Authority in the form of sales, use, excise, value added, environmental, gross receipts or franchise tax (except for property taxes related to the Plant or taxes based on or measured by the net income or net worth of Seller), state and local product tax, state and local inspection fees, any taxes or assessments in respect of greenhouse gases (including carbon dioxide), or similar taxes, assessments, or fees. If the purchase of any Coke by Purchaser is exempt from sales or use tax, then Purchaser shall furnish Seller with a valid exemption certificate in form and content reasonably acceptable to Seller. In the event any exemption is subsequently denied by any Governmental Authority, and as a result Seller is assessed for such sales or use tax, then Purchaser shall reimburse Seller for such Taxes including all interest and penalties associated therewith.

“Term” has the meaning set forth in Section 2.1.

“Third Party Investor(s)” has the meaning set forth in Section 3.2(c).

“Third Party Supplied Coke” means screened coke, which is nominally sized between *****, and which is obtained from sources other than Seller, including Seller’s Affiliates.

“Ton” or “Tonnage” means a “short” ton of two thousand (2,000) pounds of Coal or Coke, as the case may be.

“Week” or “Weekly” refers to a calendar week beginning at 12:00 midnight on the Sunday and ending at 11:59 p.m. on the Saturday of the same week, and transpiring in whole or in part during the Term.

“Weighted Average” means an average that takes into account the proportional relevance of, as applicable, the moisture content or cost of each Coal comprising each particular Coal Blend, rather than treating each such component equally.

“Work” has the meaning set forth in Section 1.4(a).

“Written” or “in Writing” means any form of written communication or a communication by means of e-mail, telex, telecopier device, telegraph or cable, overnight courier, or registered or certified mail (postage prepaid and return receipt requested), and shall be deemed to have been duly given or made upon receipt, or in the case of any electronic transmission, when confirmation of receipt is obtained.

APPENDIX A

Schedule 1.5

Guarantee of Seller’s Obligations

GUARANTY

THIS GUARANTY, dated as of [Insert] (“Guaranty”), is made by SunCoke Energy, Inc., a Delaware corporation and Sun Coal & Coke Company, a Delaware corporation (collectively, “Guarantors”), for the benefit of AK Steel Corporation, a Delaware corporation (“AK”).

Recitals

A. This Guaranty is made pursuant to the Amended and Restated Coke Purchase Agreement entered into on the date hereof by and between AK and Middletown Coke Company, Inc., a Delaware Corporation (“Seller”) (“Coke Purchase Agreement”).

B. This Guaranty is made for the benefit of AK to guarantee the performance by Seller of its obligations under the Coke Purchase Agreement (the obligations referred to herein are collectively the “Guaranteed Obligations”).

C. It is a condition to AK entering into the Coke Purchase Agreement that Guarantors shall have executed and delivered this Guaranty.

D. Guarantors will obtain benefits from Seller entering into the Coke Purchase Agreement and, accordingly, desire to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce AK to enter into the Coke Purchase Agreement.

Agreements

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantors, the receipt and sufficiency of which are hereby acknowledged, Guarantors hereby make the following representations and warranties to AK and hereby covenant to AK as follows:

1. Guarantors guarantee to AK the full performance of all Guaranteed Obligations. Guarantors understand, agree and confirm that AK may enforce this Guaranty against Guarantors without first proceeding against Seller.

2. The liability of Guarantors hereunder shall not be affected or impaired by (a) any other continuing or other guaranty, undertaking or maximum liability of Guarantors or of any other person as to the obligations and performance of Seller; (b) any reduction of any such other guaranty or undertaking; (c) any dissolution, termination or increase, decrease or change in personnel by Seller; (d) any payment made to AK in respect of the Guaranteed Obligations which AK repays to Seller pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantors waive any right to the deferral or modification of their obligations hereunder by reason of any such proceeding; (e) any assignment by Seller of any of its rights under the Coke Purchase Agreement; or (f) the sale, transfer or other disposition by Guarantors of any or all of the share capital of Seller; provided, notwithstanding any other provision in this Guaranty, no action shall commence against

SCHEDULE 1.5

Guarantors unless and until written notice of default is first made upon Seller and Guarantors pursuant to the requirements set forth in the Coke Purchase Agreement and Seller or Guarantors fail to cure such default within the applicable cure period set forth in the Coke Purchase Agreement.

3. Other than the notice required to be given to Guarantors as specified in Section 2 of this Guaranty, Guarantors hereby waive notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waive promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by AK against Guarantors.

4. AK may at any time and from time to time without the consent of or notice to Guarantors, without incurring responsibility to Guarantors, without impairing or releasing the obligations of Guarantors hereunder upon or without any terms or conditions and in whole or in part:

(a) exercise or refrain from exercising any rights against Seller or otherwise act or refrain from acting;

(b) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof; and/or

(c) consent to or waive any breach of, or any act, omission or default under, the Coke Purchase Agreement, or otherwise amend, modify or supplement the Coke Purchase Agreement.

5. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

6. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of AK in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which AK would otherwise have. Other than the notice required to be given to Guarantors as specified in Section 2 of this Guaranty, no notice to or demand on Guarantors in any case shall entitle Guarantors to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of AK to any other or further action in any circumstances without notice or demand. It is not necessary for AK to inquire into the capacity or powers of Seller or the officers, directors, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SCHEDULE 1.5

7. Guarantors waive, to the maximum extent permitted by applicable law, any right to require AK to (a) proceed against Seller or (as applicable) any other person; or (b) pursue any other of its remedies.

8. Guarantors assume all responsibility for being and keeping themselves informed of Seller’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantors assume and incur hereunder, and agree that AK shall have no duty to advise Guarantors of information known to them regarding such circumstances or risks.

9. If and to the extent that Guarantors make any payment or performance to AK pursuant to or in respect of this Guaranty, then any claim which Guarantors may have against Seller by reason thereof shall be subject and subordinate to the prior payment and performance in full of the Guaranteed Obligations to AK.

10. Guarantors hereby agree to pay all reasonable out-of-pocket costs and expenses of AK (including, without limitation, the reasonable fees and disbursements of counsel employed by AK) in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto against Guarantors.

11. This Guaranty shall be binding upon Guarantors and their successors and assigns, and shall inure to the benefit of AK and its successors and assigns.

12. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of AK and Guarantors.

13. Guarantors acknowledge that an executed (or conformed) copy of the Coke Purchase Agreement has been made available to their principal executive officers and such officers are familiar with the contents thereof.

14. All notices requests, demands or other communications pursuant hereto shall be made in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered to the following addresses (or to such other addresses s designated by Guarantors or AK):

If to Guarantors:	SunCoke Energy, Inc.
Parkside Plaza
11400 Parkside Drive
Knoxville, TN, 37934
Attention: Vice President and General Counsel
Fax: (865) 288-5280
Confirm: (865) 258-5213

SCHEDULE 1.5

If to AK:	AK Steel Corporation
9227 Centre Pointe Drive
West Chester, OH 45069
Attention:
General Counsel
Fax: (513) 425 -5607
Confirm: (513) 425-2690

All such notices and communication shall be mailed, telegraphed, telexed, facsimile transmitted, or cabled or sent by overnight courier, and shall be effective when received.

15. This Guaranty and the rights and obligations of AK and of Guarantors shall be governed by and construed in accordance with the law of the State of Ohio.

16. This Guaranty may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

SCHEDULE 1.5

IN WITNESS WHEREOF, Guarantors have caused this Guaranty to be executed and delivered as of the date first above written.

SunCoke Energy, Inc.

By:
Name:
Title:

Sun Coal & Coke Company

By:
Name:
Title:

SCHEDULE 1.5

Schedule 1.6

Guarantee of Purchaser’s Obligations

GUARANTY

THIS GUARANTY, dated as of [insert] (“Guaranty”), is made by AK Steel Holding Corporation, a Delaware corporation (“Guarantor”), for the benefit of Middletown Coke Company, Inc., a Delaware corporation (“Seller”).

Recitals

A. This Guaranty is made pursuant to the Amended and Restated Coke Purchase Agreement dated as of September 1, 2009 by and between Seller and AK Steel Corporation, a Delaware corporation (“AKS”) (“Coke Purchase Agreement”).

B. This Guaranty is made for the benefit of Seller to guarantee the performance by AKS of its obligations under the Coke Purchase Agreement (the obligations referred to herein are collectively the “Guaranteed Obligations”).

C. It is a condition of Seller entering into the Coke Purchase Agreement that Guarantor shall have executed and delivered this Guaranty upon the occurrence of the events set forth in Section 1.6 or as otherwise set forth in Section 1.7 of the Coke Purchase Agreement.

D. Guarantor will obtain benefits from AKS entering into the Coke Purchase Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce Seller to enter into the Coke Purchase Agreement.

Agreements

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantor, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby makes the following representations and warranties to Seller and hereby covenants to Seller as follows:

1. Guarantor guarantees to Seller the full performance of all Guaranteed Obligations. Guarantor understands, agrees and confirms that Seller may enforce this Guaranty against Guarantors without first proceeding against AKS.

2. The liability of Guarantor hereunder shall not be affected or impaired by (a) any other continuing or other guaranty, undertaking or maximum liability of Guarantor or of any other person as to the obligations and performance of AKS; (b) any reduction of any such other guaranty or undertaking; (c) any dissolution, termination or increase, decrease or change in personnel by AKS; (d) any payment made to Seller in respect of the Guaranteed Obligations which Seller repays to AKS pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of their obligations hereunder by reason of any such proceeding; (e) any assignment by AKS of any of its rights under the Coke Purchase Agreement; or (f) the sale,

SCHEDULE 1.6

transfer or other disposition by Guarantor of any or all of the share capital of AKS; provided, notwithstanding any other provision in this Guaranty, no action shall commence against Guarantor unless and until written notice of default is first made upon AKS and Guarantor pursuant to the requirements set forth in the Coke Purchase Agreement and AKS or Guarantor fails to cure such default within the applicable cure period set forth in the Coke Purchase Agreement.

3. Other than the notice required to be given to Guarantor as specified in Section 2 of this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Seller against Guarantor.

4. Seller may at any time and from time to time without the consent of or notice to Guarantor, without incurring responsibility to Guarantor, without impairing or releasing the obligations of Guarantor hereunder upon or without any terms or conditions and in whole or in part:

(a) exercise or refrain from exercising any rights against AKS or otherwise act or refrain from acting;

(b) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof; and/or

(c) consent to or waive any breach of, or any act, omission or default under, the Coke Purchase Agreement, or otherwise amend, modify or supplement the Coke Purchase Agreement.

5. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

6. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Seller would otherwise have. Other than the notice required to be given to Guarantor as specified in Section 2 of this Guaranty, no notice to or demand on Guarantor in any case shall entitle Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Seller to any other or further action in any circumstances without notice or demand. It is not necessary for Seller to inquire into the capacity or powers of AKS or the officers, directors, or agents acting or

SCHEDULE 1.6

purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. Guarantor waives, to the maximum extent permitted by applicable law, any right to require Seller to (a) proceed against AKS or (as applicable) any other person; or (b) pursue any other of its remedies.

8. Guarantor assumes all responsibility for being and keeping itself informed of AKS’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Seller shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

9. If and to the extent that Guarantor makes any payment or performance to Seller pursuant to or in respect of this Guaranty, then any claim which Guarantor may have against AKS by reason thereof shall be subject and subordinate to the prior payment and performance in full of the Guaranteed Obligations to Seller.

10. Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of Seller (including, without limitation, the reasonable fees and disbursements of counsel employed by Seller) in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto against Guarantor.

11. This Guaranty shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of Seller and its successors and assigns.

12. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of Seller and Guarantor.

13. Guarantor acknowledges that an executed (or conformed) copy of the Coke Purchase Agreement has been made available to its principal executive officers and such officers are familiar with the contents thereof.

14. All notices requests, demands or other communications pursuant hereto shall be made in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered to the following addresses (or to such other addresses as designated by Guarantor or Seller):

If to Guarantor:	AK Steel Holding Corporation
9227 Centre Pointe Drive
West Chester, OH 45069
Attention:
General Counsel
Fax: (513) 425-5607
Confirm: (513) 425-2690

SCHEDULE 1.6

If to Seller:	Middletown Coke Company, Inc.
c/o SunCoke Energy, Inc.
Parkside Plaza
11400 Parkside Drive
Knoxville, TN, 37934
Attention: Vice President and General Counsel
FAX: (865) 288-5280
Confirm: (865) 258-5213

All such notices and communication shall be mailed, telegraphed, telexed, facsimile transmitted, or cabled or sent by overnight courier, and shall be effective when received.

15. This Guaranty and the rights and obligations of Seller and of Guarantor shall be governed by and construed in accordance with the law of the State of Ohio.

16. This Guaranty may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

SCHEDULE 1.6

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AK Steel Holding Corporation

By:

Name:

Title:

SCHEDULE 1.6

Schedule 5.1

Screened Coke Quality Standards

Categories	Target	Threshold Frequency	Threshold for Quality Adjustment	Contract Price Adjustment (Pro-Rata)	Reject Standard (Daily)
Ash (Dry basis)	*****%*****%*****%*****%*****	*****	*****%	*****%*****	*****%
Volatile Matter (Dry Basis)	*****%	*****	*****%	*****%*****	*****%
Total Sulfur (Dry Basis)	*****%*****	*****	*****%	*****%*****	*****%
Stability	*****	*****	*****	*****	*****
Total Moisture	*****%	*****	*****%*****%	*****%*****	*****%

These quality standards and price adjustments are for use on Screened Coke with a minimum bottom coke size of *****”.

Ash and Total Sulfur Daily Standards – Each of the daily Screened Coke quality standards (Target, Quality Threshold and Reject Standard) for ash and sulfur will be established based upon the test results of the daily sample(s) of the corresponding coal charged to the ovens. The daily Coke ash standard will be derived from the ash content of the coal charged, adjusted for the expected coke yield formula (*****% minus the volatile matter content of the coal charged minus the expected *****% burn loss). By way of example, if the daily coal sample(s) result in an average ash content of *****% and an average volatile matter content of *****%, then the daily standards for ash are: (Target = *****%, Quality Threshold = *****% and Reject Standard = *****%). The daily sulfur standards will be derived from the sulfur content of the coal charged, adjusted for the expected coke retention factor of *****. By way of example, if the daily coal sample(s) result in an average sulfur content of 1.00%, then the daily standards for sulfur are: (Target = *****%, Quality Threshold = *****% and Reject Standard = *****%).

Stability Penalty and Credit – For each ***** point variation in respect of Coke Tonnage that contains less than ***** Stability, the Coke Price will be decreased by $***** for such Coke Tonnage. For each one (1) point variation in respect of Coke Tonnage that contains more than ***** Stability, the Coke Price will be increased by $***** for such Coke Tonnage. For Coke that measures between ***** stability and ***** stability, there shall be no adjustment to the Coke Price.

SCHEDULE 5.1

Moisture Penalty and Premium – For each *****% variation in moisture over *****%, the Coke Price will be decreased $***** per ton for such coke tonnage. For each *****% variation in moisture under *****%, the Coke Price will be increased $***** per ton.

For coke that measures moisture between *****% and *****%, there shall be no adjustments to the Coke Price. For any day that Coke is rejected due to moisture content greater than the Reject Standard, such tonnage will be excluded from the weekly average moisture calculation for quality adjustments.

Pro-Rata Adjustments:

For ash, volatile matter, sulfur and moisture, any percentage over the threshold amount shall be pro-rated for ***** percentage point increment exceedance. By way of example, a volatile matter percentage of *****% will result in a Coke Price decrease of $*****.

Testing Frequency:

Moisture, sulfur, ash, volatile matter and stability will be tested and analyzed on a daily basis. Results for moisture shall be arithmetically averaged on a weekly basis for Coke Price adjustments. For sulfur, ash, volatile matter and stability, if multiple samples are taken for a single day, the results thereof shall be arithmetically averaged for that day for Coke Price adjustments.

SCHEDULE 5.1

Schedule 6.2(a)

Coke Supply and Purchase Obligation

Volative Matter Content of Coal Blend (%)	Purchaser Targeted Coke Production (Tons per Year)[1]
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****
*****	*****

[1]	Purchaser Targeted Coke Production amounts in this Schedule 6.2(a) are subject to downward adjustment pursuant to Section 6.7.

SCHEDULE 6.2(a)

Schedule 7.2

Government Mandated Additional Capital Expenditures (Example)

Commencement of first Contract Year:	01/01/11

End of Term:	12/31/30

Completion Date for Government Mandated Additional Capital Expenditures:	4/30/24

Number of partial or complete Contract Years Remaining in the Term:	6.67

Amortization Period (greater of ***** years or the remainder of the Term):	*****

Interest Rate (pre-tax):	*****%

Cost of Applicable Government Mandated

Additional Capital Expenditure:	$*****

Monthly Amortized Cost:	$*****

Unamortized Balance at End of Initial Term	$*****

SCHEDULE 7.2

Schedule A-1

Lost Energy Charge

Lost Energy Charge (to be calculated monthly) =

*****

Where:

*****

SCHEDULE A-1